Exhibit 10.18

LIMITED LIABILITY COMPANY AGREEMENT GROCERY RETAIL PARTNERS II LLC

As of November 9, 2018

LIMITED LIABILITY COMPANY AGREEMENT GROCERY RETAIL PARTNERS II LLC

TABLE OF CONTENTS

ARTICLE

I    BASIC TERMS

Addresses for Notices Authorized Representatives County
Fiscal Year End Managing Member
Initial Capital Contributions Leasing Agent
Property Manager
Principal Office of Business Name of Company Respective Interests
State Termination Date
Registered Office and Agent for Service of Process
II    DEFINITIONS
Act
Act of Insolvency
Additional Contributions Affiliate
Affiliate Contract
BBA Partnership Audit Rules Capital Account
Capital Transaction
Capital Transaction Proceeds
Code
Contribution Agreement Deadlock/Deadlock Event Defaulting Member Distributable Cash
Existing Lender
Existing Loan/Existing Loan Documents GAAP
Improvements
Land
Management & Operating Agreement Managing Member
Material Property Manager Breach

Material Property Manager Default
NML Bad Act
PECO GRP II Bad Act
PECO OP I
PECO REIT I
Person
Project
Project Entity Property
Qualified Equity Investor Services Agreement
Special Distribution
Treasury Regulations

III	REPRESENTATIONS AND WARRANTIES

3.1	PECO GRP II

3.2	Northwestern Mutual

IV	ORGANIZATION; SCOPE OF LIABILITIES

4.1	Formation and Purposes

4.2	Organizational Documents

4.3	Title to Property; Authorization for Closing

4.4	Limitations on Liability

4.5	Indemnification

V	CAPITAL CONTRIBUTIONS AND COMMITMENTS

5.1	Northwestern Mutual Initial Capital Contribution

5.2	PECO GRP II Initial Capital Contribution

5.3	Additional Contributions

5.4	Failure To Make
Capital Contributions

5.5	Default Loans

5.6	Defaulting Member's
Loss of Rights

VI	COMPANY INTERESTS AND DISTRIBUTIONS

6.1	Interests

6.2	Distributions of Distributable Cash

6.3	Distributions of
Capital Transaction Proceeds
6.4Special Distribution
VII    TAX & ACCOUNTING

7.11	Tax Allocations

7.12	Tax Returns

7.13	Tax Reporting

7.14	Company Election

7.15	Tax Decisions and Elections

7.16	Accounting and Financial Reporting

7.17	Books and Records
7.18Partnership Representative
VIII    MANAGEMENT OF COMPANY

8.1	Management

8.2	Managing Member

8.3	Member Meetings

8.4	Asset Management

8.5	Management & Operating Agreement

8.6	Compensation for Services

8.7	Budget Authorization

8.8	Bank Account

8.9	Employees

8.10	Payment of Obligations

8.11	Annual Business Plan

IX	DURATION

9.1	Term

9.2	Events of Dissolution

9.3	Liquidation

X	TRANSFER OF COMPANY INTEREST

10.1    Transfer

XI	BUY/SELL; INSOLVENCY; FORCED SALE WITH FIRST
OFFER REQUIREMENT

11.1	Buy/Sell

11.2	Forced Sale with First Offer Requirement

XII	OTHER PROPERTY AND BUSINESS; CONFLICTS

12.1	Other Property and Business
12.2Conflicts of Interest
XIII    REIT PROTECTION PROVISIONS

13.1	Generally

13.2	Covenants
XIV GUARANTEES

14.1	Allocation of Guaranty Liability

14.2	Guaranty Payment Loans

14.3	Guaranty Overpayment
14.4 Guaranty Bad Acts
XV    MISCELLANEOUS

15.1	Disposition of Documents and Records

15.2	Remedies

15.3	Notices

15.4	Insurance

15.5	Successors and Assigns

15.6	No Agency Relationship
Between Members

15.7	Amendment

15.8	Applicable Law

15.9	Commissions

15.10	Waiver

15.11	Designation of Attorneys

15.12	Contracts

15.13	Captions

15.14	Counterparts

Exhibit A - Legal Description Exhibit B - Project Entities/Projects
Exhibit C - Responsibilities of the Managing Member Exhibit D -Initial Budget for 2018
Exhibit E - Form of Management & Operating Agreement
Exhibit F - Form of Services Agreement
Exhibit G - Initial Capital Contribution Schedule
Schedule 8.2 - Member Decisions

GROCERY RETAIL PARTNERS II LLC LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made and entered into as of November 9 , 2018 by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Northwestern Mutual”) with its principal office at 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202, and PECO GRP II MANAGER LLC, a Delaware limited liability company (“PECO GRP II”), with its principal office at 11501 Northlake Drive, Cincinnati, OH 45249 (Northwestern Mutual and PECO GRP II are sometimes referred to in this Agreement collectively as the “Members” and individually as a “Member”), the Members of GROCERY RETAIL PARTNERS II LLC (the “Company”);

WHEREAS, the Members desire to form the Company, the purpose of which is among other things, to own directly, and as sole member of, one or more Project Entities (as hereinafter defined) and indirectly through each Project Entity, to own maintain, manage, operate, improve, construct, develop, finance and other wise deal with the Property (as hereinafter defined);

WHEREAS, the Members are entering into this Agreement as contemplated by the terms and conditions contained in the Contribution Agreement (as hereinafter defined);

WHEREAS, as of the date hereof and pursuant to the Contribution Agreement (as hereinafter defined), Phillips Edison Grocery Center Operating Partnership III, L.P., a Delaware limited partnership, contributed, or caused to be contributed, to the Company one hundred percent (100%) of the membership interests in each Project Entity identified on Exhibit B hereto as a contributed Project Entity;

WHEREAS, the Company is the 100% owner and sole member of each Project Entity.

IN CONSIDERATION of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I
BASIC TERMS

The following Basic Terms apply to this Agreement:

Addresses for Notices:

to Northwestern Mutual	720 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Real Estate Department Attention: Tom Spragg
Re: Inv. #155080
Email: tomspragg@northwesternmutual.com

and

1100 Abernathy Road, Suite 895
Atlanta, GA 30328 Attn: Rob Francour Re: Inv. #155080
Email: robfrancour@northwesternmutual.com

to PECO GRP II	c/o Phillips Edison & Company 10 Rockefeller Plaza, Suite 920 New York, New York 10020 Attention: Devin Murphy
Ted Kallergis
Email: dmurphy@phillipsedison.com tkallergis@phillipsedison.com

c/o Phillips Edison & Company 11501 Northlake Drive
Cincinnati, Ohio 45249 Attention: Ryan Moore
Email: rmoore@phillipsedison.com

c/o Phillips Edison & Company
222 S. Main Street, Suite 1730
Salt Lake City, Utah 84101
Attention: Tanya Brady
Email: tbrady@phillipsedison.com

Authorized Representatives:

Northwestern Mutual     Joe Miller
Chris Misiti-Eskritt Rob Francour
Tom Spragg

PECO GRP II	Ryan Moore Ted Kallergis

County        See Exhibit A attached hereto

Fiscal Year End    December 31

Managing Member    PECO GRP II

Initial Capital Contributions:
Northwestern Mutual    $41,839,870
PECO GRP II    $4,648,874

Leasing Agent    Phillips Edison & Company, LTD., an Ohio limited
liability company (an Affiliate of PECO GRP II)

Property Manager    Phillips Edison Grocery Center Operating Partnership I,
L.P., a Delaware limited partnership (an Affiliate of PECO GRP II)

Principal Place of Business        11501 Northlake Drive
Cincinnati, OH 45249

Name of Company            Grocery Retail Partners II LLC Respective Interests:

Northwestern Mutual    90%

PECO GRP II        10%

State                    See Exhibit A attached hereto

Termination Date            November 9, 2028

Registered Office and
Agent for Service of Process

In Delaware	The Corporation Trust Company 1209 Orange Street
Wilmington, DE 19801

In State            Florida

c/o CT Corporation System 1200 South Pine Island Road, Plantation, Florida 33324-0000

Illinois

c/o CT Corporation System
208 South LaSalle Street, Suite 814,
Chicago, Illinois 60604-0000

Minnesota

c/o CT Corporation System 1010 Dale Street N,
Saint Paul, Minnesota 55117-5603

ARTICLE II DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings assigned below:

ACT.

As used herein, the term “Act” means the Delaware Limited Liability Company Act, as amended (6 Del. C. §18-101 et seq.).

ACT OF INSOLVENCY.

As used herein, the term “Act of Insolvency” means, with respect to a Member, if such Member: (i) shall file a voluntary petition in bankruptcy or an involuntary petition is filed and is not cured or otherwise set aside within sixty (60) days after the occurrence thereof; or (ii) has a receiver appointed for all or substantially all of its business or assets on the grounds of insolvency and such appointment (if involuntary) is not cured or otherwise set aside within sixty
(60) days after the occurrence thereof; or (iii) has a trustee appointed for it after a petition has been filed for reorganization or arrangement under Chapter 11 of the Bankruptcy Code of the United States, or any law of the United States now in existence or hereafter enacted having the same general purpose and if such trustee appointment is involuntary, is not cured or otherwise set aside within sixty (60) days from the occurrence thereof; or (iv) makes a general assignment for the benefit of its creditors.

ADDITIONAL CONTRIBUTIONS.

As used herein, the term “Additional Contributions” means all capital contributions of the Members made pursuant to Section 5.3 hereof.

AFFILIATE.

As used herein, the term “Affiliate” means, (i) with respect to PECO GRP II, PECO REIT III, any entity wholly-owned by PECO REIT III, and any person or entity which, directly or indirectly, is controlled by PECO REIT III, and so long as PECO REIT III is externally advised by PECO-Griffin REIT Advisor, LLC, Affiliates shall also include Phillips Edison & Company, LTD. and Phillips Edison Grocery Center Operating Partnership I, L.P., and (ii) with respect to Northwestern Mutual, any entity wholly-owned by Northwestern Mutual and any person or entity which, directly or indirectly, is controlled by Northwestern Mutual; provided, however, that neither the Company nor any Project Entity shall be deemed to be an Affiliate of either Member. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means, with respect to a person or entity, the possession by another person or entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.
AFFILIATE CONTRACT.

As used herein, the term “Affiliate Contract(s)” means any agreement between the Company and a Member or any of such Member’s Affiliates.

BBA PARTNERSHIP AUDIT RULES.

As used herein, the term “BBA Partnership Audit Rules” means the provisions of Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state, local, or non-U.S. taxing authority.

CAPITAL ACCOUNT.

As used herein, the term “Capital Account” has the meaning as set forth in Section 7.1.

CAPITAL TRANSACTION.

As used herein, the term “Capital Transaction” means a Company transaction not in the ordinary course of business, such as the sale or other disposition of its assets other than in the ordinary course of business (including, without limitation, by exchange, abandonment or foreclosure); recovery of insurance proceeds, damage awards, or condemnation awards; refinancing or borrowing other than in the ordinary course of business; easement sale; or other similar transaction with respect to the Property.

CAPITAL TRANSACTION PROCEEDS.

As used herein, the term “Capital Transaction Proceeds” means the proceeds to the Company from Capital Transactions net of (i) liabilities and expenses required to be paid in connection with such transaction and (ii) obligations then due, including but not limited to the reduction of any Company indebtedness, and such reserves for outstanding and anticipated obligations and expenditures of the Company or other purposes as shall then be determined to be appropriate by decision of all of the Members.

CODE.

As used herein, the term “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

CONTRIBUTION AGREEMENT.

As used herein, the term “Contribution Agreement” means that certain Contribution Agreement among Northwestern Mutual and PECO OP III and joined in by the Company dated as of November 2, 2018.

DEADLOCK/DEADLOCK EVENT.

As used herein, the term “Deadlock” means, the failure of all of the Members to agree upon any joint decision described in this Agreement with respect to the Company or its subsidiaries requiring approval of all of the Members under this Agreement and the continuance of a dispute between the Members with respect to such matter for a period of thirty (30) days after written notice from one Member to the other that such dispute remains outstanding (a “Deadlock Event”).

DEFAULTING MEMBER.

As used herein, the term “Defaulting Member” means: (a) a Member who commits or suffers an Act of Insolvency, (b) a Member who has (or whose Affiliate has) breached its duty of Due Care set forth in Section 4.4 beyond five (5) business days after notice from the non- breaching Member, with respect to a monetary breach, or beyond thirty (30) days after notice from the non-breaching Member, with respect to a non-monetary breach, provided that if such non-monetary breach is not susceptible to cure within such thirty (30) day period, such period shall be extended for up to an additional fifteen (15) days after written notice from the defaulting party to the other of its intention to cure, provided that the breaching Member commences to cure with such thirty (30) day period and thereafter diligently pursues such cure to completion,
(c) a Member who commits a PECO GRP II Bad Act or NML Bad Act, as the case may be, (d) a Member who fails to make any Initial Capital Contribution or Additional Contribution as required under Article V, (e) a Member who resigns as a Member of the Company in contravention of Section 9.1 and without regard to whether such resignation is void as provided in Section 9.1, (f) a Member who transfers any part of its interest in the Company in contravention of Article X without regard to whether such transfer is void as provided in Article X, (g) a Member whose action or failure to act causes an Event of Default under any loan documents entered into by the Company; provided such action or failure to act was not consented to or approved by the other Member, or was not otherwise authorized under this Agreement or (h) a Member who fails to perform any of its material obligations under this Agreement beyond five (5) business days after notice from the non-breaching Member, with respect to a monetary breach, or beyond thirty (30) days after notice from the non-breaching Member, with respect to a non-monetary breach, provided that if such non-monetary breach is not susceptible to cure within such thirty (30) day period, such period shall be extended for up to an additional fifteen (15) days after written notice from the defaulting party to the other of its intention to cure, provided that the breaching Member commences to cure with such thirty (30) day period and thereafter diligently pursues such cure to completion. In each case, where a right to cure is granted, a Member shall no longer be a Defaulting Member if the event giving rise to such event is timely cured by the Defaulting Member.

DISTRIBUTABLE CASH.

As used herein, the term “Distributable Cash” means the aggregate amount of cash on hand and in bank accounts of the Company derived from any source (except that Distributable
Cash shall not include any Capital Transaction Proceeds) less obligations then due and such reserves for outstanding and anticipated obligations and expenditures of the Company as shall then be determined to be appropriate by decision of all of the Members.

GAAP.

As used herein, the term “GAAP” means generally accepted accounting principles in the United States of America.

IMPROVEMENTS.

As used herein, the term “Improvements” includes for each Project: (a) all buildings,

improvements, and structures located on the Land; (b) all personal property owned by the Company which is used in the operation of the Land and Improvements and located thereon, including all fixtures and appliances, furniture and furnishings, equipment and supplies, signage, lighting systems, plans and specifications, operating manuals, warranties and guaranties, software and computers (hereinafter referred to as the "Personal Property"); (c) any and all tenant leases and rental agreements of space in the Improvements, and all service contracts affecting the Land and Improvements to which the Company is a party; and (d) any and all plans and specifications, operating manuals, warranties, and guarantees.

LAND.
As used herein, the term "Land" refers to the real property for each Project as described in Exhibits A-1 through A-4.

MANAGEMENT & OPERATING AGREEMENT.

As used herein, the term "Management & Operating Agreement" means that certain Master Property Management Agreement attached hereto as Exhibit E and entered into as of the date of this Agreement by and between the Company and Property Manager pursuant to Section
8.5 hereof and pursuant to which Property Manager shall provide the services specified therein and the Company shall pay Property Manager the fees set forth therein.

MANAGING MEMBER.

As used herein, the term "Managing Member" is initially as set forth above in Article I and as set forth in Section 8.1 and Section 8.2.

MATERIAL PROPERTY MANAGER BREACH.

As used herein, the term “Material Property Manager Breach” means a failure by the Property Manager to (a) prepare and submit the Operating Budget by its due date as contemplated by Section 5.1(f) of the Management & Operating Agreement, (b) deliver the monthly reporting package by its due date as contemplated by Section 5.1(g) of the Management & Operating Agreement, (c) deliver the quarterly reporting package by its due date as contemplated by Section 5.1(h) of the Management & Operating Agreement, or (d) deliver the annual reporting package by its due date as contemplated by Section 5.1(i) of the Management & Operating Agreement; provided, however, that the Property Manager shall not be deemed to have committed a Material Property Manager Breach if it has cured any failure set forth in clauses (a) through (d) above within ten (10) business days after Property Manager receives written notice from Northwestern Mutual of such failure.

MATERIAL PROPERTY MANAGER DEFAULT.

As used herein, the term “Material Property Manager Default” means three Material Property Manager Breaches within any rolling 12-month period.

NML BAD ACT.

As used herein, the term “NML Bad Act” means any act or omission by Northwestern Mutual, or any act or omission by any employee or other Person under the direction and control of Northwestern Mutual, in each case in connection with the Company, which constitutes fraud, misappropriation of funds, embezzlement, gross negligence, recklessness or intentional material misconduct, intentional violation of law or criminal misconduct; provided, however, that, only in the case of any act or omission constituting any of the foregoing by any employee or other Person under the direction and control of Northwestern Mutual which was taken without the actual prior knowledge of a Northwestern Mutual Authorized Representative, such act or omission shall not constitute an NML Bad Act provided that Northwestern Mutual promptly (but in any event within fifteen (15) days after notice) (x) pays or causes to be paid to the Company or PECO GRP II , as applicable, an amount equal to such loss or damage or otherwise takes such action as shall result in a cure of any loss or harm, and (y) takes appropriate action with respect to such employee or Person, including removal from involvement in the Property.

PECO GRP II BAD ACT.

As used herein, the term “PECO GRP II Bad Act” means any act or omission by PECO GRP II or any direct or indirect member of PECO GRP II controlled by PECO OP III or PECO REIT III (any of the foregoing, a “PECO Member”), or any act or omission by any employee or other Person under the direction and control of any PECO GRP II Member (and is in connection with the Company), which constitutes fraud, misappropriation of funds, embezzlement, gross negligence, recklessness or intentional material misconduct, intentional violation of law or criminal misconduct; provided, however, that, only in the case of, any act or omission constituting any of the foregoing by any employee or other Person under the direction and control of any PECO GRP II Member which was taken without the actual prior knowledge of any PECO GRP II Authorized Representative, such act or omission shall not constitute a PECO GRP II Bad Act provided that PECO GRP II Member promptly (but in any event within fifteen
(15) days after notice) (x) pays or causes to be paid to the Company, or Northwestern Mutual, as applicable, an amount equal to such loss or damage or otherwise takes such action as shall result in a cure of any loss or harm and (y) takes appropriate action with respect to such employee or Person, including removal from involvement in the Property.

PECO REIT III.

As used herein, the term “PECO REIT III ” means Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation and the majority owner of PECO OP III.

PECO OP III.

As used herein, the term “PECO OP III” means Phillips Edison Grocery Center Operating Partnership III, L.P., a Delaware limited partnership.

PERSON.

As used herein, the term “Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

PROJECT.

As used herein, the term "Project", ”(in the singular) or “Projects” (with respect to two or more of the Projects) means the grocery anchored retail centers owned by the Company as set forth on Exhibit B;

PROJECT ENTITY.

As used herein, the term “Project Entity” and, collectively the “Project Entities” means the existing limited liability company’s which own fee simple title to the Property set forth on Exhibit B to this Agreement and incorporated herein by this reference.

PROPERTY.

As used herein, the term “Property”(in the singular) or “Properties” (with respect to two or more of the Properties) means the Land and the Improvements and any tangible and intangible personal property incidental thereto for each and all of the Projects set forth on Exhibit B.

QUALIFIED EQUITY INVESTOR.

As used herein, the term “Qualified Equity Investor”, means (1) a U.S. institutional investor with a reputation of similar quality as Northwestern Mutual with minimum real estate equity assets under management of $3,000,000,000 and (2) is not engaged in the business of operating retail real estate, which includes all public REITs, private operating platforms, or other companies which PECO GRP II may reasonably deem to be competitors.

SERVICES AGREEMENT.

As used herein, the term " Services Agreement" means that certain Master Services Agreement attached hereto as Exhibit F and entered into as of the date of this Agreement by and between the Company and Leasing Agent, pursuant to Section 8.5 hereof and pursuant to which Leasing Agent shall provide the leasing and other services specified therein.

SPECIAL DISTRIBUTION.

As used herein, the term “Special Distribution” has the meaning as set forth in Section
6.4.

TREASURY REGULATIONS.

As used herein, the term “Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	PECO GRP II .

(a)PECO GRP II represents and warrants to the Company and to Northwestern Mutual that:

(i)PECO GRP II has the legal authority to enter into this Agreement and carry out the purpose hereof and there are no orders, decrees or judgments now in effect, or transactions, suits, proceedings, claims or investigations pending or threatened against it or any Affiliate of PECO GRP II which would prohibit or impair the Company from fulfilling the purposes hereof; The Persons executing this Agreement on PECO GRP II ’s behalf have full power and authority and legal right to bind PECO GRP II to this Agreement. No other action is required by law or by PECO GRP II’s organizational documents, and no consents of any lenders or other third parties are required which has not been obtained, to authorize PECO GRP II -’s execution and delivery of, and performance of its obligations under, this Agreement. As of the date hereof, except as otherwise set forth in this Agreement, the execution and performance of this Agreement by PECO GRP II does not violate the terms of any material agreement to which it is a party or by which it is bound;

(ii)PECO GRP II is not a person who within the last ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of PECO GRP II 's conduct as an underwriter, broker, dealer, or investment adviser, or as an affiliated person, salesman, or employee of any investment company, bank, or insurance company; and

(iii)PECO GRP II is not a person who, by reason of misconduct, is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, or investment adviser, or as an affiliated person, salesman, or employee of any investment company, bank, or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security; and

(iv)Each of PECO GRP II , all persons and entities owning (directly or indirectly) a ten percent (10%) or greater ownership interest in PECO GRP II , all guarantors of all or any portion of PECO GRP II 's obligations under this Agreement, and all persons and entities executing any separate indemnity agreement in favor of Northwestern Mutual in connection with this Agreement (A) is not, and shall not become, a person or entity with whom Northwestern Mutual is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated Nationals and Blocked Persons list) or under any statute, executive order, enabling legislation or regulation administered and enforced by the United States (collectively, “U.S. Economic Sanctions Laws”); (B) is not knowingly engaged in, and shall not knowingly engage in, any direct dealings or transaction with such persons or entities described in clause (A); (C) is not, and shall not become, a person or entity appearing on the New York Office of General Services List of entities determined to be non-responsive bidders/offerors pursuant to The New York State Iran Divestment Act of 2012; and (D) will take no action that would violate or would cause Northwestern Mutual to violate any U.S. Economic Sanctions Laws.

(b)It shall constitute a material breach of this Agreement if PECO GRP II becomes a person described in clauses (ii) - (iv) of Subsection 3.1(a). PECO GRP II shall immediately notify Northwestern Mutual of such event.

(c)PECO GRP II hereby indemnifies and agrees to hold Northwestern Mutual harmless from and against any losses or damages it may suffer resulting from the breach of any of the representations and warranties described in Subsection 3.1(a).

3.2	Northwestern Mutual.

(a)Northwestern Mutual represents and warrants to the Company and to PECO GRP II that:
(i)Northwestern Mutual has the legal authority to enter into this Agreement and carry out the purposes hereof and there are no orders, decrees or judgments now in effect, or transactions, suits, proceedings, claims or investigations pending or threatened, against it or any Affiliate of Northwestern Mutual which would prohibit or impair its ability to perform its obligations under this Agreement. The Persons executing this Agreement on Northwestern Mutual’s behalf have full power and authority and legal right to bind Northwestern Mutual to this Agreement. No other action is required by law or by Northwestern Mutual’s organizational documents, and no consents of any lenders or other third parties are required which has not been obtained, to authorize Northwestern Mutual’s execution and delivery of, and performance of its obligations under, this Agreement. As of the date hereof, except as otherwise set forth in this Agreement, the execution and performance of this Agreement by Northwestern Mutual does not violate the terms of any material agreement to which it is a party or by which it is bound;
(ii)Northwestern Mutual is not a person who within the last ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of Northwestern Mutual's conduct as an underwriter, broker, dealer, or investment adviser, or as an affiliated person, salesman, or employee of any investment company, bank, or insurance company;

(iii)Northwestern Mutual is not a person who, by reason of misconduct, is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, or investment adviser, or as an affiliated person, salesman, or employee of any investment company, bank, or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security; and

(iv)Each of Northwestern Mutual, all persons and entities owning (directly or indirectly) a ten percent (10%) or greater ownership or other beneficial interest in Northwestern Mutual, all guarantors of all or any portion of Northwestern Mutual’s obligations under this Agreement, and all persons and entities executing any separate indemnity agreement in favor of PECO GRP II in connection with this Agreement (A) is not, and shall not become, a person or entity with whom PECO GRP II is restricted from doing business under regulations of OFAC (including, but not limited to, those named on OFAC's Specially Designated Nationals and Blocked Persons list) or under any other U.S. Economic Sanctions Laws; (B) is not knowingly engaged in, and shall not knowingly engage in, any direct dealings or transaction with such persons or entities described in clause (A); (C) is not, and shall not become, a person or entity appearing on the New York Office of General Services List of entities determined to be non-responsive bidders/offerors pursuant to The New York State Iran Divestment Act of 2012; and (D) will take no action that would violate or would cause PECO GRP II to violate any U.S. Economic Sanctions Laws.

(b)It shall constitute a material breach of this Agreement if Northwestern Mutual becomes a person described in clauses (ii) -(iv)of Subsection 3.2(a). Northwestern Mutual shall immediately notify PECO GRP II of such event.

(c)Northwestern Mutual hereby indemnifies and agrees to hold PECO GRP II harmless from and against any losses or damages it may suffer resulting from the breach of any of the representations and warranties described in Subsection 3.2(a).

ARTICLE IV
ORGANIZATION; SCOPE OF LIABILITIES

4.1	FORMATION AND PURPOSES.

The Company has been organized as a limited liability company pursuant to the laws of the State of Delaware for the limited purposes of: (i) owning, directly or indirectly, and managing the Project Entities; (ii) indirectly acquiring, owning, managing and operating the Property; and (iii) carrying out all other activities necessary or incidental to the purposes described above. The Company shall not engage in any business or activity other than as herein described without the written agreement of all Members.

4.2	ORGANIZATIONAL DOCUMENTS.

The Name, Delaware and State Registered Offices, Delaware and State Agents for Service of Process and Principal Office of the Company shall be as set forth above, provided that all such designations may from time to time be changed with the consent of the Members. All Company business shall be conducted in the name of the Company. The Company shall file all Delaware organizational documents, appropriate documents for registration in the State as a foreign limited liability company and such other certificates as may be necessary or proper under the circumstances to conduct its business. No such documents or certificates may be canceled or amended without the written approval of all Members. Any Member is authorized to execute and file the initial organizational documents on behalf of the Company. Such documents may be signed by any person who is authorized by such Member. The Company hereby ratifies any organizational documents that have been so executed and filed prior to the date of this Agreement, but no ratification or other authorization or consent of the Company to any other documents executed or actions taken prior to the execution and delivery of this Agreement, purportedly on behalf of the Company, by any Member or other person shall be implied from this Agreement.

4.3	TITLE TO PROPERTY; AUTHORIZATION FOR CLOSING.

Record title to the Property, as well as record title to all other assets hereafter directly or indirectly acquired by the Company, shall be held in the name of the Company or a Project Entity.

The Members hereby authorize and consent to acquisition by the Company of the membership interests in the Project Entities pursuant to the Contribution Agreement.

The consents and transfer documents and all other documents entered into from and after the date hereof and necessary to consummate the acquisition of the membership interests in the Project Entities must be signed by all Members.

4.4	LIMITATIONS ON LIABILITY.

(a)The debts, obligations and liabilities of the Company to third parties, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (including the Managing Member) shall be obligated personally for any such debt, obligation or liability solely by virtue of its being a Member or Managing Member of the Company or its ownership of its membership interest in the Company.

(b)Notwithstanding the foregoing limitation on liability to third parties and any applicable statutory or common law limitation on liability among members of a limited liability company, and subject to the terms of Sections 12.1 and 12.2, the Members acknowledge and agree that each Member owes the other Members and the Company a limited duty of Due
Care in its dealings with and on behalf of the Company, but no fiduciary duty whatsoever. As applied to a Member, the term “Due Care” shall mean (i) to act in good faith and in a manner that the Member reasonably believes to be within the scope of its authority, and to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct (including, without limitation, fraud, deceit and intentional or knowing misrepresentation or omission) or knowing violation of law with respect to the Company or Company Property, and (ii) with materially the same standard of care, skill and diligence customarily used under the circumstances by a prudent real estate professional occupying the same position and familiarity with such matters with respect to a real estate project comparable to the Property and located in the same market area as the Property, within the resources available to such Person and the limits of such Person’s authority hereunder. In performing its duties under this Agreement, each Member (including Managing Member) is entitled to rely on information, opinions, reports or statements (including financial statements) of independent accountants and attorneys (including in-house counsel of any Member) retained by such Member or Company, reasonably believed by such Member to be within such accountant's or attorney's professional or expert competence, unless such Member is not acting in good faith or has knowledge concerning the matter in question that would cause such reliance to be unwarranted.

(c)Without limiting the foregoing and except as expressly and specifically provided in this Agreement or as directed in writing by all Members, no Member (including the Managing Member) shall act for, or assume any obligation or responsibility to any third party on behalf of the Company or any other Member. Neither the Company nor any other Member shall be liable for any obligations incurred in derogation of the preceding sentence, whether before or after the execution of this Agreement or the filing of the Company’s organizational documents, except to the extent expressly authorized hereby.

(d)Notwithstanding the provisions of Section 4.4(b), at any time PECO GRP II is the

Managing Member of the Company and/or an Affiliate of PECO GRP I is the Property Manager under the Management & Operating Agreement, PECO GRP II shall be solely liable to the Company and to Northwestern Mutual for the following:

(i)
Rents and other income from the Property received by PECO GRP II, any Affiliate of PECO GRP II or those acting on behalf of either (other than a third party property manager) which rents and other income have not been applied to the payment of principal and interest on any loan secured by the Property or to operating or capital expenses of the Property, but which instead have been misappropriated or improperly diverted by PECO GRP II, any Affiliate of PECO GRP II or those acting on behalf of either (but not including a third party property manager or other third party independent contractor);

(ii)
Amounts necessary to repair damage to the Property caused by the breach of this Agreement or gross negligence of PECO GRP II, any Affiliate of PECO GRP II or those acting on behalf of either (but not including a third party property manager or other third party independent contractor);

(iii)
Insurance loss proceeds and condemnation proceeds released to the Company but not applied by PECO GRP II, any Affiliate of PECO GRP II or those acting on behalf of either (but not including a third party property manager or other third party independent contractor) in accordance with any agreement between the Company and any lender as to their application;

(iv)
The amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to the default by PECO GRP II or any Affiliate of PECO GRP II in carrying all insurance required by under this Agreement;

(v)
Damages suffered by Northwestern Mutual in connection with the Property as a result of fraud, knowing misrepresentation, by PECO GRP II, any Affiliate of PECO GRP II or any other person or entity acting on behalf of PECO GRP II or any Affiliate of PECO GRP II (but not including a third party property manager or other independent contractor);

(vi)
All security deposits under leases of the Property or any portion of the Property collected by PECO GRP II, any Affiliate of PECO GRP II or any other person or entity acting on behalf of PECO GRP II or any Affiliate of PECO GRP II (other than a third party property manager or other third party independent contractor) and not refunded to the tenants thereunder in accordance with their respective leases, applied in accordance with such leases or law, and all advance rents collected by PECO GRP II, any Affiliate of PECO GRP II, or any other person or entity acting on behalf of PECO GRP II or any Affiliate of PECO GRP II (other than a third party property manager) and not applied in accordance with the leases of the Property; and

(vii)	Reasonable out-of-pocket attorneys' fees and expenses incurred to the extent suit is brought to collect any of the amounts described in subparagraphs (i) through

(vi) above.

Notwithstanding anything to the contrary herein, Managing Member or an Affiliate of PECO GRP II acting as the Property Manager under the Management & Operating Agreement, shall not be liable for any action or omission pursuant to this Section 4.4(d) to the extent such action or failure to act is authorized by the terms of this Agreement or by the Members hereto, or to the extent PECO GRP II or its Affiliate is prohibited or prevented from acting by the other Member. In the event PECO GRP II provides any indemnification under this Section 4.4(d) with respect to any of its Affiliates, PECO GRP II will be subrogated to the rights of the Company with respect to reimbursement of such amounts from such Affiliate.

4.5	INDEMNIFICATION.

(a)Each Member hereby agrees to indemnify and hold harmless the other Members, such other Members’ Affiliates and agents, their respective trustees, directors, officers and employees, and the Company against any loss, liability, damage or expense arising out of its breach of its duties set forth in Section 4.4 or any other breach of this Agreement. Each Member further agrees, subject to the Grace Period in Section 5.4, that any non-breaching Member may bring a legal action for damages or an equitable action for other appropriate relief to enforce the foregoing indemnification rights, whether or not an equitable accounting has been sought or dissolution has occurred and notwithstanding the nature of the Members' relationship with each other. In the event PECO GRP II provides any indemnification under this Section 4.5(a) with respect to any of its Affiliates, PECO GRP II will be subrogated to the rights of the Company with respect to reimbursement of such amounts from such Affiliate.

(b)The Company shall indemnify and hold harmless, from and against any loss, liability, damage or expense, any Member (including the Managing Member) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he was or is a Member of the Company, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit; provided that the foregoing indemnification shall not apply unless (i) the Member's actions giving rise to such third-party claims have been authorized pursuant to this Agreement and (ii) such claims do not directly or indirectly result from a breach by such Member of this Agreement (including, without limitation, of such Member's duties under Section 4.4), or from the breach of a legal or contractual duty owed to the Company by an Affiliate of such Member.

ARTICLE V
CAPITAL CONTRIBUTIONS AND COMMITMENTS

5.1	NORTHWESTERN MUTUAL INITIAL CAPITAL CONTRIBUTION.

As its initial capital contribution, Northwestern Mutual, upon the execution and delivery of this Agreement, will contribute to the Company the Northwestern Mutual Initial Capital Contribution set forth above in Article I. Attached hereto as Exhibit G is a schedule of the allocation of each Member’s Initial Capital Contribution for each Property.

5.2	PECO GRP II INITIAL CAPITAL CONTRIBUTION.

PECO GRP II, upon the execution and delivery of this Agreement, will contribute or cause to be contributed to the Company, pursuant to the Contribution Agreement, the Project Entities to be contributed thereunder. The PECO GRP II Initial Capital Contribution as set forth above in Article I reflects the fair market value of the contributed Project Entities at the time of such contribution net of the Special Distribution and payments and adjustments under the Contribution Agreement. Such contribution is PECO GRP II's Initial Capital Contribution and is contributed solely in consideration for PECO GRP II's Respective Interest hereunder. Attached hereto as Exhibit G is a schedule of the allocation of each Member’s Initial Capital Contribution for each Property.

5.3	ADDITIONAL CONTRIBUTIONS.

If at any time, and from time to time during the term of this Agreement additional cash in excess of Distributable Cash and other funds available to the Company is required by the Company in order to pay (i) all expenses of conducting its business as set forth in the Operating Budget, (ii) its debts and obligations as they mature under any indebtedness for borrowed money under a performing loan secured by the Property, (iii) the costs of maintenance, repair and replacements, necessary to comply with any applicable law, or to remedy an emergency or life safety issue, and (iv) for such other costs as may be agreed upon by all of the Members, then within thirty (30) days after the date or dates on which notice is delivered to the Members by such Member stating in good faith that such additional cash is required, each Member shall make a capital contribution equal to its Respective Interest of such required additional cash (capital contributions required to be made pursuant to this Section 5.3 are hereinafter referred to as “Additional Contributions”). Either Member may offset all or any portion of an Additional Contribution due from it against the same amount of Distributable Cash or other Company funds distributable to it within thirty (30) days after the notice requiring Additional Contributions is received by such Member. Such offset shall be effected by delivering timely notice thereof to the Managing Member. The Members agree to make any capital contribution for the costs to remedy an emergency or life safety issue as promptly as is reasonably feasible given the nature of the emergency.

Notwithstanding the foregoing, the consent of all the Members shall be required if at any time, and from time to time during the term of this Agreement, additional cash in excess of Distributable Cash and other funds available to the Company is required by the Company in order to pay its debts and obligations as they mature under any indebtedness for borrowed money under a non-performing loan secured by the Property.

5.4	FAILURE TO MAKE CAPITAL CONTRIBUTIONS.

If for any reason a Member fails to make an Initial Capital Contribution under Section 5.1 or 5.2 or an Additional Contribution required under Section 5.3 (thereby becoming a Defaulting Member), and provided the remaining Member (the “Non-Defaulting Member”) has made its required Initial Capital Contribution or Additional Contribution, as applicable, such Non- Defaulting Member may, but shall not be obligated to, (i) at any time after the second anniversary of the date of this Agreement, initiate the buy/sell provisions of Section 11.1 hereof thirty (30) days after the date such Member became a Defaulting Member (the “Grace Period”), and during the period such Member remains a Defaulting Member, and/or (ii) at any time following the Grace Period and provided the buy/sell provisions of Section 11.1 hereof have not been exercised, institute suit in the name of the Company in any court of competent jurisdiction to obtain a judgment for damages and/or specific performance for the payment of the Defaulting Member’s unfunded Initial Capital Contribution or Additional Capital Contribution,

plus, in either case, court costs and reasonable attorneys’ fees, and/or (iii) without regard to the Grace Period, make a Default Loan to the Defaulting Member in accordance with Section 5.5 below.

5.5	DEFAULT LOANS.

Whether or not the Company has or shall institute suit against the Defaulting Member having failed to make a required Initial Capital Contribution or Additional Contribution, any other Member may, at its election, make a loan (a “Default Loan”) to the Defaulting Member of all of the amount which the Defaulting Member was obligated to contribute to the Company.
The Defaulting Member hereby irrevocably authorizes and directs any other Member to advance the proceeds of each Default Loan to the Company. Receipt by the Company of such proceeds shall constitute a capital contribution of, and consideration received by, the Defaulting Member and such Default Loan shall be legally enforceable to the same extent and in the same manner, subject to the terms of this Agreement, as if such proceeds were paid directly to the Defaulting Member. The making of a Default Loan to the Defaulting Member shall not cure the default by the Defaulting Member. Each Default Loan shall bear interest on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid in an amount equal to the aggregate for each month that the Default Loan is outstanding of the interest for each month calculated by multiplying the balance of the Default Loan during said month by the sum of the rate on the 10 Year Treasury as of the first day of the applicable month plus 600 basis points; provided, however, that in no event shall such interest rate exceed the maximum rate permitted by law. All payments made thereon shall be applied first toward payment of unpaid accrued interest and then (if any remains) toward payment of principal. At any time following the expiration of the applicable Grace Period, each Default Loan, both principal and interest, shall be due and payable from the Defaulting Member to the Member who advanced such Default Loan upon demand by said lending Member. The lending Member shall have and is hereby granted a first and prior lien and security interest upon the interest of the Defaulting Member in the Company and all amounts, payments and proceeds becoming distributable or payable to such Defaulting Member to secure repayment of a Default Loan. If suit or other proceedings in any court shall be instituted for collection of a Default Loan or enforcement of the lien and security interest securing payment of same, the Defaulting Member shall also be liable for all court costs and reasonable attorneys' fees thereby incurred, payment of which shall likewise be secured by said security interest and lien. A Member who becomes a Defaulting Member shall continue to be a Defaulting Member until all Default Loans made to such Member have been fully repaid, both principal and interest, and all amounts due from the Defaulting Member to the Company have been fully paid. All amounts, Distributable Cash, Capital Transaction Proceeds and any other payments and proceeds which become distributable or payable to a Defaulting Member shall be paid, first, to pay off all Default Loans made to the Defaulting Member (in which case such amounts shall be treated as if the Company distributed or paid, as applicable, such amounts to the Defaulting Member and the Defaulting Member used such amounts to repay, in whole or in part, any Default Loan made to the Defaulting Member), and second (if any remains), to pay all amounts due the Company from the Defaulting Member with only the remainder, if any, to be paid to the Defaulting Member.

5.6	DEFAULTING MEMBER'S LOSS OF RIGHTS.

A Defaulting Member shall have no rights with respect to the management, operation or control of the Company or its business and, notwithstanding any other provision of this Agreement providing for the consent or agreement of all Members, the remaining Members alone shall have the full power and authority to make all decisions and take all action with respect to the management, operation and control of the Company, excepting only (i) that the Defaulting Member shall retain approval rights over decisions to (A) sell or otherwise convey any Project Entity, Property or portion thereof, (B) amend, restate or otherwise modify this Agreement or the organizational documents of the Company or any Project Entity, or (C) take or not take any action that would trigger liability under any guaranties given by such Defaulting Member or its Affiliates, and (ii) as otherwise provided herein. When a Defaulting Member has repaid all sums due the Company and cured all other conditions that resulted in its becoming a Defaulting Member, it shall once again have all of its rights and privileges hereunder.

ARTICLE VI
COMPANY INTERESTS AND DISTRIBUTIONS

6.1	INTERESTS.

The Respective Interest of each Member in and to the Company and in and to the income and losses of the Company, except as otherwise provided herein, shall be as set forth above.

6.2	DISTRIBUTIONS OF DISTRIBUTABLE CASH.

Subject to Sections 5.5 and 11.1(g), distributions of Distributable Cash to the Members are to be made not less frequently than quarterly, within twenty (20) days after the end of each fiscal quarter, in accordance with their Respective Interests.

6.3	DISTRIBUTIONS OF CAPITAL TRANSACTION PROCEEDS.

Subject to Sections 5.5 and 11.1(g), all Capital Transaction Proceeds shall be used to repay principal, interest and other amounts due on any loan, to the extent required by the lender thereof, then distributed within thirty (30) days of receipt of such Capital Transaction Proceeds by the Company as follows:

(a)	to the Members in accordance with their Respective Interests.

6.4	SPECIAL DISTRIBUTION

On the date of the consummation of all of the transactions contemplated in the Contribution Agreement, the Company shall distribute to PECO GRP II as a Special Distribution the amount required under the Contribution Agreement.

For the avoidance of doubt, the Special Distribution has been taken into account in the determination of the Members’ Respective Interests.

ARTICLE VII
TAX & ACCOUNTING

7.1	CAPITAL ACCOUNT; ALLOCATIONS.

(a)Capital Account. For federal income tax purposes, the Company shall establish and maintain a Capital Account for each Member in accordance with the Code and Treasury Regulations thereunder, including Treasury Regulations Sections 1.704-1(b) and 1.704-2. It is intended that appropriate adjustments will thereby be made to the Capital Accounts to give effect to any income, gain, loss or deduction (or items thereof) that is allocated pursuant to this Agreement.    The Members may, in their discretion, increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company property on the Company’s books and records, in accordance with the rules set forth in Treasury Regulations Section 1.704- 1(b)(2)(iv)(e) and (f). Following any such revaluation pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Member’s Capital Account will be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss computed for book purposes with respect to such property.

(b)	Allocations.

(i)Allocations to Capital Accounts. Except as otherwise provided herein, each item of income, gain, loss or deduction of the Company (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members with respect to each applicable period, as of the end of such period, in a manner that as closely as possible gives economic effect, within the meaning of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, to the provisions of Section 6.2, Section 6.3 and Section 9.3 and the other relevant provisions of this Agreement.

(ii)Regulatory Allocations. Notwithstanding Section 7.1(b)(i), items of income, gain, loss and deduction in each taxable year (or other applicable period) shall be allocated to the Members (A) to comply with the “minimum gain chargeback” requirement of Treasury Regulations Section 1.704-2(f), (B) to comply with the “partner nonrecourse debt minimum gain chargeback” requirement of Treasury Regulation Section 1.704-2(i)(4), (C) to comply with the “qualified income offset” provision in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d), (D) to effect any nonrecourse deductions as set forth in Treasury Regulations Section 1.704-2(b)(1) (which shall be allocated to their respective Members in proportion to their Respective Interests), (E) to effect any partner nonrecourse deductions as set forth in Treasury Regulations Section 1.704-2(i)(2) (which shall be allocated to the applicable Members who bear the economic risk of loss with respect to the partner nonrecourse debt to which such deductions are attributable), and (F) in a manner that does not cause or increase the deficit balance in any Member’s Adjusted Capital Account. If any allocation would cause or increase the deficit balance in any Member’s Adjusted Capital Account, then such allocation shall be reallocated among the other Members in proportion to their Respective Interests, but in a manner that does not cause or increase the deficit balance in any other Member’s Adjusted Capital Account. For purposes of this Agreement, “Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of any taxable year (i) increased by any amounts which the Company is obligated to restore or deemed obligated to restore pursuant to Treasury Regulations Section

1.704-1(b)(2)(ii)(c)(2) or the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) decreased by such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

(iii)Tax Allocations. Allocations each year of items of U.S. taxable income, gain, loss, and deduction shall be made among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction under Section 7.1(b)(i) or Section 7.1(b)(ii), except that such items with respect to property contributed to the Company by a Member shall be allocated among the Members so as to take account of the variation, if any, between the adjusted tax basis of such property to the Company (as determined for U.S. federal income tax purposes) and its initial value under Code Section 704(c) and the Treasury Regulations promulgated thereunder using an allocation methodology that is reasonable and consistent with the purpose of Code Section 704(c) as reasonably determined by the Members; provided, however, that the “traditional method” described in Treasury Regulations Section 1.704-3(b) shall be used with respect to the contributed Project Entities. In the event of a revaluation of Company property, subsequent allocations of U.S. taxable income, gain, loss and deduction with respect to any affected Company asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its new asset value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under an allocation methodology that is reasonable and consistent with the purposes of Code Section 704(c) as reasonably determined by the Managing Member; provided, however, that the “traditional method” described in Treasury Regulations Section 1.704-3(b) shall be used with respect to the contributed Project Entities.

(c)	Other tax provisions.

(i)In the event that any part of an interest in the Company is transferred between the Members or to another person or entity in any fiscal year, items of Company income, gain, loss and deduction allocated to the Members for each fiscal year shall be allocated among the Members in accordance with Code Section 706 and Treasury Regulations Section 1.706-4, using any method or convention permitted by law and selected by the Members. The Members agree that any such selection is made by “agreement of the partners” within the meaning of Treasury Regulations Section 1.706-4(f).

(ii)The Company shall allocate “excess nonrecourse liabilities” of the Company under the “additional method,” pursuant to which the Company shall first allocate any excess nonrecourse liability to a Member (or any successor to such Member) up to the amount of built-in gain that is allocable to such Member (or successor) on section 704(c) property contributed by such Member (or its predecessor) to the Company or property for which reverse section 704(c) allocations are applicable to the extent that such built-in gain exceeds the gain described in Treasury Regulations Section 1.752-3(a)(2) with respect to such property, as described in Treasury Regulations Section 1.752-3(a)(3).

7.2	TAX RETURNS.

Federal and state income tax returns of the Company shall be prepared, signed and timely filed by the Company's independent accountants. Copies of all tax returns of the Company shall be furnished for review and approval by each of the Members at least thirty (30) days prior to the statutory date for filing, including extensions thereof, if any. If any Member so requests, the independent accountants shall file an application for extension of time for filing the returns; otherwise, or if no further extension is available, such returns, revised if necessary, shall be filed in a timely fashion.

7.3	TAX REPORTING.

Company income shall be reported, for tax purposes, under the accrual method of accounting. The annual accounting period for the Company for tax purposes shall be the fiscal year of the Company. Prompt notice shall be given to each Member upon receipt of advice that the Internal Revenue Service intends to examine any Company income tax returns.

7.4	COMPANY ELECTION.

Upon any transfer of an interest in this Company in accordance with the terms of this Agreement, the Company shall elect, at the request of the transferee, pursuant to Section 754 of the Code, to adjust the basis of the Company property as provided by Section 734 and 743 of the Code, or the corresponding provisions of subsequent law. The Company shall not make any election, nor take any action, which would result in the Company being treated as an entity other than a partnership for federal or state income tax purposes.

7.5	TAX DECISIONS AND ELECTIONS.

Tax decisions and elections for the Company not provided for herein shall be agreed upon by the Members.

7.6	ACCOUNTING AND FINANCIAL REPORTING.

The Company shall use the accrual method of accounting in accordance with GAAP. All allocations for financial reporting purposes shall be the same proportion as the Respective Interests of the Members.

7.7	BOOKS AND RECORDS.

Current and complete books and records of the Company shall at all times be kept and maintained by the Company using the accrual method of accounting in accordance with GAAP at the principal place of business of the Company or at such place or places as all of the Members may agree, and each Member shall have the right to examine the books and records of the Company at any and all times during reasonable business hours. Costs incurred by an examining Member shall be borne by such Member. Unless otherwise agreed upon by all of the Members, the fiscal year of the Company shall be the 12 month period ending on the Fiscal Year End set forth above. The Company shall submit to the Members on or before the 20th day of each month during each fiscal year a trial balance of the Company prepared on an accrual basis for the preceding calendar month. Such statements shall include a statement of income and expense, a balance sheet, and all applicable bank statements .The maintenance of the books and records and preparation of the monthly statements described above shall be the responsibility of the Managing Member. Northwestern Mutual shall have the right from time to time to promptly receive upon request any leasing reports, construction reports, and/or other requested Property or Company related information in Managing Member’s possession.
At the close of each fiscal year, the Company's books and records shall be examined and audited by a national firm of independent certified public accountants annually selected and agreed upon by all of the Members. The accountants shall, within seventy-five (75) days after the close of such fiscal year, transmit directly to the Members for review and approval a draft of the audit and audit report, along with financial statements of the Company including a statement of income and expense, a balance sheet, a statement of sources and uses of funds. The Members will review and approve such reports within fifteen (15) days after receipt thereof. All accounting decisions not provided for in this Agreement shall be agreed upon by all of the Members.

7.8	PARTNERSHIP REPRESENTATIVE

(a)PECO GRP II , or such other Member designated by agreement of all of the Members, shall be the initial “Partnership Representative” of the Company pursuant to Section 6223(a) of the Code. Any Person or entity that the Partnership Representative designates to interact with the Internal Revenue Service shall be treated as, and shall be subject to the requirements and obligations of, the Partnership Representative for purposes of this Section 7.8. Notwithstanding the foregoing, Northwestern Mutual shall have the unilateral right to remove PECO GRP II as the Partnership Representative at any time. In the event Northwestern Mutual exercises the right to remove PECO GRP II as the Partnership Representative, or in the event PECO GRP II elects to resign as Partnership Representative, a new Partnership Representative shall be appointed by agreement of all of the Members. Any failure by the Partnership Representative to obtain consent for any of the actions specified in this Section 7.8, provided that the withholding of consent was not unreasonable, shall constitute a breach of this Agreement or such other agreement that has been entered into with a person or entity acting as the Partnership Representative, and each Member shall have all remedies against the Partnership Representative pursuant to this Agreement or such other agreement with respect to any loss suffered by such Member (including, without limitation, reasonable attorney's fees).

(b)The Partnership Representative shall inform each Member of all significant matters that may come to its attention in its capacity as Partnership Representative by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each Member copies of all significant written communications it may receive in such capacity. The Partnership Representative shall provide to each Member a copy of any proposed communication with any taxing authority at least five (5) business days before submission for prior written approval by the Members, which approval shall not be unreasonably withheld. In the event that no approval, rejection, or comments to the proposed communication is received within such five (5) business day period, the Partnership Representative may then submit such communication to the appropriate authority. The Partnership Representative shall not extend the statute of limitations, settle any tax audit, proposed adjustment, or other proceeding on behalf of the Company, or make payments to any taxing authority in connection with a settlement of any audit, proposed adjustment, or other proceeding without the consent of all of the Members, which consent shall not be unreasonably withheld. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any federal, state, local or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Unless otherwise agreed by all of the Members, the Partnership Representative shall, if permitted under Section 6221(b), cause the Company to elect out of the BBA Partnership Audit Rules.

(c)In the event the Company is liable for any imputed underpayment with respect to items of Company income, gain, loss, deduction or credit, the Partnership Representative shall, unless otherwise agreed by all of the Members, cause the Company to make the election under Section 6226 of the Code in the manner provided by the Internal Revenue Service within 45 days after the date of the notice of a final partnership adjustment. Upon making such election, the Partnership Representative shall engage a certified public accountant and/or tax attorney on behalf of the Company to assist the Partnership Representative in determining in a reasonable manner each Member’s share of the adjusted items as set forth in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related, income tax, interest, penalty, or additional amount. If or to the extent that the election under Section 6226 of the Code election is ineffective and the Company is held directly liable for any additional income tax, interest, penalty, or additional amount under the Code or other applicable law as a result of an adjustment to any of the Company’s federal, state, or local income tax returns, each Member shall be required, upon thirty (30) days written demand from the Partnership Representative, to pay the Company its share (as reasonably determined by a certified public accountant engaged by the Partnership Representative on behalf of the Company) of any additional tax, interest, penalty, and additional amount penalty due.

(d)In the event the Company (i) is liable for, or is allocated a share of, any imputed underpayment with respect to items of income, gain, loss, deduction or credit of an entity in which the Company owns a direct or indirect interest and (ii) is required to make a payment with respect to such liability, then each Member shall be required, upon thirty (30) days written demand from the Partnership Representative, to pay the Company its share (as reasonably determined by the Partnership Representative upon consultation with a certified public accountant or tax attorney engaged by the Partnership Representative) of such liability.

(e)The Partnership Representative shall be entitled to charge interest at a rate not to exceed the applicable federal rate (provided, however, if the Company has to borrow funds to make any such payment, the interest rate for said funds shall be the market interest rate which the Company can obtain at said time) for underpayments of tax with respect to any amounts required to be paid to the Company by a Member pursuant to this Section 7.8 if not otherwise timely paid. Each Member will provide such cooperation and assistance, including executing and filing forms or other statements and providing information about such Member, as is reasonably requested by the Partnership Representative to enable the Company to satisfy any applicable tax reporting or compliance requirements, to make any tax election or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit, or tax liability existed on the date such Member was admitted to the Company. If a Member fails to provide any such forms, statements, or other information requested by the Partnership Representative, such Member will be required to indemnify and pay to the Company its share of any tax deficiency paid or payable by the Company that is due as a result of such failure (as reasonably determined by the Partnership Representative) and any additional costs associated therewith. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member. The Partnership Representative shall not retain a certified public accountant or tax attorney on the part of the Company pursuant to this Section 7.8 without first obtaining the consent of all of the Members, which consent shall not be unreasonably withheld, provided, however, that such consent shall not be required if the Partnership Representative retains Deloitte LLP or KPMG LLP for audit matters or tax matters, respectively, with respect to the Company.

(f)Any amounts paid to the Company by a Member pursuant to this Section 7.8 shall not be treated as a Capital Contribution for purposes of this Agreement. Any amounts paid by the Company on behalf of a Member that are not otherwise reimbursed by a Member shall constitute a distribution to such Member. The Company shall seek reimbursement for any payment made by the Company out of Company funds on behalf of any Member pursuant to this Section 7.8 unless otherwise agreed by all of the Members. The Managing Member may cause such allocations to be made among the Members as necessary to reflect any items of income or loss associated with the payment of a Company liability as set forth in this Section 7.8.

(g)Each Member shall remain bound by the provisions and obligations of this Section 7.8, which shall survive a Member’s ceasing to be a Member in the Company and/or the termination, dissolution, liquidation and winding up of the Company. For purposes of this Section 7.8, the use of the terms “Member” or “Members” shall include former Members.

ARTICLE VIII MANAGEMENT OF COMPANY

8.1	MANAGEMENT.

Management and control of all assets and affairs of the Company shall be vested in its Members. Except for such power and authority which may be delegated to another party (including a Member pursuant to the written direction of all Members), the Company shall be the sole entity entitled to operate, deal with and make agreements concerning Company assets including, but not limited to, the power to lease, sell, mortgage and encumber the Property or other assets, to contract for the maintenance, repair, improvement and management thereof, and to borrow money on behalf of the Company, whether secured or unsecured. Except as otherwise specifically provided herein, any action to be taken by, with the consent or approval of, or at the direction of, the Members, or any action of the Company, shall require the written direction or consent of all Members except any Member which is a Defaulting Member. Without limiting the foregoing and except as may be otherwise specifically provided herein, no Member shall have any power to file a voluntary petition on behalf of the Company or an involuntary petition against the Company under the federal bankruptcy code or otherwise cause or permit the Company to become the subject of liquidation, receivership or other similar proceedings, dispose of any asset of the Company, or to incur any indebtedness or other liability on behalf of the Company or to take any action of any kind for or on behalf of the Company, except pursuant to the written direction of all of the Members other than any Member that is a Defaulting Member.

8.2	MANAGING MEMBER.

The Managing Member of the Company, shall be responsible for, and is hereby authorized to conduct, the implementation of the decisions of the Members and for conducting the ordinary day-to-day and usual business and affairs of the Company as established and approved by the Members. The acts of the Managing Member will bind the Company when within the scope of the Managing Member's authority. The Managing Member shall conform to any policies and programs that may be established and approved by all of the Members and the scope of the Managing Member's authority shall conform with said policies and programs. No promotional or advertising material, including, without limitation, press releases shall use the name of Northwestern Mutual or identify Northwestern Mutual without having previously been approved by such Member. The Managing Member shall be obligated to perform its duties, responsibilities and obligations as Managing Member hereunder, only to the extent that funds of the Company are made available to it for such performance (without relieving the Managing Member of any obligation arising under any other provision of this Agreement to provide funds to the Company as a Member in accordance with and subject to the provisions of this Agreement).

Any Person dealing with the Company, other than a Member (or any Affiliate of a Member), may rely on the authority of the Managing Member in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Managing Member in the name of the Company with respect to any business or Property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company, and (iii) the Managing Member was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

Without limiting the terms of Section 8.1, prior to causing the Company to take action with respect to the matters set forth on Schedule 8.2, the Managing Member shall obtain the consent of all Members (provided, however, that each Member’s consent shall be deemed to have been given without the need for further action if and to the extent that an expenditure or new lease is contemplated by or provided for in the Business Plan or Operating Budget).

Following Managing Member’s material failure to perform any of its responsibilities under this Agreement, which (i) persists beyond five (5) business days after written notice to Managing Member with respect to a monetary failure, (ii) persists beyond thirty (30) days after written notice to Managing Member with respect to a non-monetary failure, provided that if such non-monetary failure is not susceptible to cure within such thirty (30) day period, such period shall be extended for up to an additional fifteen (15) days provided that Managing Member commences to cure within such thirty (30) day period and thereafter diligently pursues such cure to completion not to exceed sixty (60) days, or (iii) after Managing member has received more than two (2) notices of its material failure to perform any time within the preceding six (6) month period, irrespective of whether any such failure was cured, the Members hereby acknowledge and agree that the non-Managing Member is hereby authorized (provided that such Member is not then a Defaulting Member) to perform or oversee the performance of such responsibilities in the place of the Managing Member.

8.3	MEMBER MEETINGS.

The Members shall meet at such location and at such times as the Members agree.
Meetings of the Members shall be held at least once a year and may be called by any Member. Each Member shall designate by written notice one or more individual or individuals who are authorized to represent such Member at meetings of the Company, but each Member may, from time to time, change its representative upon written notice to the other Members. The Members' initial Authorized

Representatives are identified in Article I above. No meeting of the Company shall be held unless at least one Authorized Representative of each Member is present (other than any Defaulting Member, whose Authorized Representative may, but need not, be present and in any event shall have no vote).

PECO GRP II and Northwestern Mutual each hereby represent and warrant to each other that its Authorized Representative is duly authorized to act on its behalf with respect to all Company matters subject, in the case of Northwestern Mutual, to internal authorization requirements that apply to all of Northwestern Mutual's investments, including its investment in the Company. Each Member is entitled to rely on the actions and decisions of the other Member’s Authorized Representative without any duty to independently verify that such Authorized Representative has obtained all necessary internal authorizations. If the individual designated as Authorized Representative ceases, for any reason, to act on its behalf, such Member shall duly authorize another one of its general partners, members, agents, employees or employees of agents to succeed to the authority and powers herein granted to each Member's Authorized Representative.

8.4	INTENTIONALLY OMITTED

8.5	MANAGEMENT & OPERATING AGREEMENT; SERVICES AGREEMENT.

(a)It is acknowledged that the Company requires an experienced property manager, as an independent contractor, to manage and operate the Property and each Project for the Company. In conjunction with the execution of this Agreement, the Company shall execute a Management & Operating Agreement (the term “Management & Operating Agreement” refers to such agreement as well as any such subsequent agreement) with the Property Manager set forth above to manage the Property and each Project (the term “Property Manager” refers to such party as well as any other party which subsequently enters into such an agreement with the Company). The Members acknowledge that the Property Manager is an Affiliate of PECO GRP
II. The Property Manager is a manager of the Property but is not a manager of the Company, and shall have no power or authority to take any action on behalf of the Company or to obligate the Company in any manner except as expressly set forth in the Management & Operating Agreement from time to time in effect as approved by the Members, or as otherwise approved by all of the Members. Except as provided below, all of the Members shall be required to agree upon the successor to any Property Manager. However, if the Company, pursuant to the Management & Operating Agreement with any Property Manager which is an Affiliate of a Member, has the right to terminate the Management & Operating Agreement, whether or not subject to notice to such Property Manager, either Member, after five (5) days’ notice to the other Member of its intent to do so, may terminate the Management & Operating Agreement on behalf of the Company, subject to the notice period, if any, required for such termination under the termination provisions of such Management & Operating Agreement. In the event of such a termination, Northwestern Mutual is authorized to choose the substitute Property Manager for the Property and any Project, subject to the reasonable approval of PECO GRP II, and the Company shall enter into a Management & Operating Agreement with the substitute Property Manager.

(b)It is acknowledged that the Company requires an experienced leasing agent, as an independent contractor, to lease the Property and each Project for the Company. In conjunction with the execution of this Agreement, the Company shall execute a Services Agreement with the Leasing Agent to lease the Property and each Project. The Members acknowledge that the Leasing Agent an Affiliate of PECO GRP II. The Leasing Agent is a leasing agent for the Property but is not a manager of the Company, and shall have no power or authority to take any action on behalf of the Company or to obligate the Company in any manner except as expressly set forth in the Services Agreement from time to time in effect as approved by the Members, or as otherwise approved by all of the Members. Except as provided below, all of the Members shall be required to agree upon the successor to any Leasing Agent. However, if the Company, pursuant to the Services Agreement with any Leasing Agent which is an Affiliate of a Member, has the right to terminate the Services Agreement, whether or not subject to notice to such Leasing Agent, either Member, after five (5) days’ notice to the other Member of its intent to do so, may terminate the Services Agreement on behalf of the Company, subject to the notice period, if any, required for such termination under the termination provisions of such Services Agreement. In the event of such a termination, Northwestern Mutual is authorized to choose the substitute Leasing Agent for the Property and any Project, subject to the reasonable approval of PECO GRP II, and the Company shall enter into a Services Agreement with the substitute Leasing Agent.

(c)In the event that any Property remains less than eighty percent (80%) occupied for two (2) consecutive years or more, then either Member may propose a co-broker arrangement for such Property which shall be implemented upon the approval of all of the Members. To the extent the brokerage fees incurred under any co-brokerage arrangement approved pursuant to this Section 8.5(c) are in excess of the eight percent (8%) cap set forth in the addendum to the Services Agreement with respect to co-brokerage arrangements, the Company shall pay such additional fees and costs. If the Members do not agree to the proposed co-broker arrangement, either Member may exercise the provisions of Section 11.2 with respect to such Property, and such Property will not be counted towards the annual cap of one (1) Property described in Section 11.2(a).

8.6	COMPENSATION FOR SERVICES.

No Member, Affiliate or employee of either shall be entitled to compensation paid by the Company for services performed or reimbursement for expenses incurred in connection therewith except as provided herein or as otherwise agreed upon by the Members.

8.7	BUDGET AUTHORIZATION.

(a)The Managing Member has prepared (or has caused the Property Manager to prepare) and the Members have approved a budget for the operation of the Property (the "Operating Budget") for the balance of the fiscal year ending December 31, 2018 (the “Initial Operating Budget”). The Initial Operating Budget for the Company is set forth on Exhibit D hereto. The Managing Member shall prepare (or cause the Property Manager to prepare), at least sixty (60) days prior to the commencement of each fiscal year, a draft of the proposed Operating Budget for the Company for the subsequent fiscal year and at least forty-five (45) days prior to the commencement of each fiscal year, a detailed proposed Operating Budget for the Company for the subsequent fiscal year. The Members shall endeavor to agree upon the Operating Budget no later than thirty (30) days prior to the first day of the Fiscal Year covered by such Operating Budget. If the Members have not agreed upon the applicable Operating Budget prior to the commencement of a Fiscal Year, then, until the Operating Budget is approved by the Members,

(i)	the undisputed portions of the proposed Operating Budget shall be deemed to be adopted, and
(ii)solely with respect to any disputed items in the proposed Operating Budget (the “Disputed Budget Items”), the corresponding items from the most recently approved Operating Budget shall continue as the Operating Budget with respect to the Disputed Budget Items (the “Carry Over Budget Items”), with the following exceptions: (x) for those Disputed Budget Items that are expenses of the

Property that are not within the control of the Members (such as real property taxes and utilities), the Carry Over Budget Items shall be the actual amount required to pay such items, and (y) for each non-recurring or extraordinary maintenance items (such as major roof repairs, painting of a center, re-seal of a parking lot) or capital items, the amount shall be reset to
$0 in the new budget for each Disputed Budget Item and (z) each other Disputed Budget Item shall be increased by the Consumer Price Index.

(b)For purposes of this Section 8.6, the percentage increase in the Consumer Price Index, if any, shall be determined by comparing the last Consumer Price Index published before the end of the Fiscal Year to which the annual Operating Budget relates (i.e., the Fiscal Year preceding the Fiscal Year to be governed by the annual Operating Budget in question) and the last published Consumer Price Index for the prior Fiscal Year. The Consumer Price Index shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Washington Baltimore, D.C. MD VA WV CMSA (All Items, November, 1996 = 100), issued by the Bureau of Labor Statistics of the United State Department of Labor. If the Consumer Price Index is changed so that a base year other than 1996 is used, the Consumer Price Index used herein shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics. If the Consumer Price Index is discontinued, with no successor or comparable successor Consumer Price Index, the Members shall select and substitute another similar index.

8.8	BANK ACCOUNT.

The Company will open one or more bank accounts in the name of the Company at a bank or banks selected by all of the Members, and all funds of every kind and nature received by the Company shall be deposited in such accounts. Withdrawals from such bank accounts shall be made by parties approved by all of the Members. In this regard, it is understood and agreed that any withdrawals (excluding withdrawals by the Managing Member or the Property Manager to cover budgeted operating expenses or other expenditures approved by all of the Members in the Operating Budget and variances set forth in Section 8.1 (c)(i)) in excess of $15,000.00 shall require the prior written consent of each Member.

8.9	EMPLOYEES.

The Company shall not have any employees. All individuals necessary for the operation and management of the Property or conduct of the Company's business shall be independent contractors or employees of the Property Manager or Leasing Agent.

8.10	PAYMENT OF OBLIGATIONS.

The Company shall promptly pay when due all of its debts and obligations including, without limitation, payments due under any mortgage on the Property, real estate taxes on the Property and the costs of operating the Property.

8.11	BUSINESS PLAN

The Managing Manager has prepared a business plan for the Property and operation of the Company

(such plan, the “Business Plan”) for the overall management, leasing, operation, repair, maintenance, promotion and liquidation of the Property and the business of the Company, a copy of which Business Plan has been previously delivered to and approved by all of the Members. The Business Plan is a general plan setting forth certain contemplated and anticipated matters relating to the Property as approved by all of the Members. Managing Member shall use commercially reasonable efforts to implement the approved Business Plan, subject to and in accordance with the duty of Due Care and this Agreement. The Business Plan shall be provided at least forty-five (45) days prior to the Fiscal Year End for approval by all of the Members. Notwithstanding anything to the contrary in this Agreement, in the event there are any conflicts or inconsistencies between any terms set out in an approved Operating Budget and an approved Business Plan, the terms set out in such Operating Budget shall govern.

ARTICLE IX DURATION

9.1	TERM.

The Company shall commence as of the later of (a) the date of this Agreement or (b) the date of filing of its certificate of organization with the Delaware Secretary of State and shall continue until the Termination Date set forth above unless sooner terminated in accordance with other provisions of this Agreement. No Member may resign as a member of the Company except in connection with Company dissolution and liquidation pursuant to this Article. Any resignation by a Member in violation of this Section 9.1 shall be null and void.

9.2	EVENTS OF DISSOLUTION.

The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following:

(a)	the sale or other disposition of all or substantially all of the Property,

(b)	a determination by all Members to dissolve the Company,

(c)	the Termination Date,

(d)	the occurrence of an Act of Insolvency,

(e)	at the option of each Member, the dissolution of the other Member,

(f)	the expulsion of any Member, or

(g)	the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act.

9.3	LIQUIDATION.

In the event of dissolution of the Company, a full accounting of the assets and liabilities of the Company shall be taken. The assets shall be liquidated as promptly as possible by sale and its liabilities, including payment, if required by the lender thereof, of any loan in full, liquidated by paying or reserving for payment of such liabilities. Each Member may bid to purchase any or all assets being liquidated in the same manner as a third party may so bid, except that the amounts payable by a Member for such assets may be offset against the amount, if any, which would be distributable to such Member. In such event, upon the bidding Member’s request, the Company will cooperate with the bidding Member to structure such property transfer through a distribution, rather than a sale, provided that there is no adverse consequence to the other Members. All proceeds shall, subject to Sections 5.5 and 11.1(g), be distributed to the Members in accordance with their Respective Interests.

No Member having a deficit Capital Account balance shall have any obligation to pay to the Company or any Member the amount of such deficit Capital Account balance.

ARTICLE X
TRANSFER OF COMPANY INTEREST

10.1    TRANSFER.

(a)At any time during the first two (2) years after the date of this Agreement, no Member shall sell, assign, pledge, hypothecate or otherwise transfer its interest or any part thereof in the Company (“Transfer”) (including, without limitation, such Member's interest in profits, losses, distributions or allocations of the Company) without the written consent of all Members, and any attempt to do any of the foregoing shall be void. Notwithstanding the foregoing, consent of the Members shall not be required for (A) a Transfer by Northwestern Mutual of all (but not less than all) of its interest in the Company to (w) an Affiliate controlled by Northwestern Mutual, or (x) a Qualified Equity Investor, and (B) a Transfer by PECO GRP II of its interest in all (but not less than all) of its interest in the Company to (y) an Affiliate controlled by PECO OP III or (z) to Phillips Edison & Company, Inc. (“PECO”) or an entity controlled by PECO.

(b)At any time from and after the second anniversary of the date of this Agreement, no Member shall Transfer all or any part of its interest in the Company unless such Transfer is of all (but not less than all) of such interest and is (i) for a Transfer (A) by Northwestern Mutual of all (but not less than all) of its interest in the Company to (w) an Affiliate controlled by Northwestern Mutual, (x) a Qualified Equity Investor, or (B) by PECO GRP II to (y) an Affiliate controlled by PECO OP III or (z) to PECO or an entity controlled by PECO, or (ii) approved in advance in writing by the other Member.

(c)If any Transfer described in paragraphs (a) or (b) above is to a Qualified Equity Investor or if approved in advance in writing by the non-transferring Member, such Transfer is subject to a right of first offer in favor of the non-transferring Member on the terms and conditions set forth in Section 11.2 below, with the transferring Member as the “Initiating Member” and the non-transferring Member as the “Recipient Member”; except, that (i) the purchase price for such transferred interest shall be the purchase price proposed by the Initiating Member, (ii) the “Forced Sale Option Period” shall be thirty (30) days), (iii) the “Forced Sale Deposit” will be equal to ten percent (10%) (instead of 2.5%) of the purchase price, (iv) the “Forced Sale Closing Period” will be one hundred twenty (120) days (instead of forty-five (45) days) and (v) the “Forced Sale Closing Date” shall occur not later than one hundred twenty (120) days (instead of forty-five (45) days) following the expiration of the Forced Sale Option Period. Any transfer in contravention of the foregoing shall be void.

(d)Direct and indirect transfers of interests in Northwestern Mutual are permitted at any time during the term of this Agreement.

(e)Direct and indirect transfers of interests in PECO GRP III are permitted at any time during the term of this Agreement; provided that, in no event shall any such transfer result in: (A) Phillips Edison Grocery Center Operating Partnership III LP (“PECO OP III”) not being the sole member of PECO GRP II, (B) Phillips Edison Grocery Center OP GP III, LLC (the "PECO OP III General Partner") not being the sole general partner of PECO OP III, or (C) Phillips Edison Grocery Center REIT III, Inc. (“REIT III”) not being the sole member of PECO OP III General Partner and/or REIT III's direct limited partner interest in PECO OP III and/or its indirect beneficial interest in PECO GRP II falling below 51%.

(f)In the event of any such a permitted transfer by a Member, the Member to whom such permitted transfer relates shall promptly provide evidence of compliance with this Section
10.1 to the Members. Such transfer shall not cause a breach of any of the terms and conditions of any loan documents. Any such permitted transferee is (i) subject to the same covenants, and the representations and warranties made by such transferring Member herein are true and correct in all respects with respect to such transferee, including, without limitation, those relating to compliance with OFAC, and (ii) shall have executed and delivered to the Company such instruments as the remaining Member reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member of the Company and to confirm the agreement of such transferee to be bound by all of the terms, conditions and provisions of this Agreement with respect to such Respective Interest.

(g)Notwithstanding any contrary provision in this Agreement, any otherwise permitted transfer shall be null and void and have no force or effect if: (A) such transfer may cause the Company to cease to be classified as a partnership for U.S. federal income tax purposes, (B) such transfer may cause the Company to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b), (C) such transfer may cause the Company to fail to meet the “private placement” safe harbor, or any other safe harbor from treatment as a “publicly traded partnership” selected by the Members, as described in Treasury Regulations Section 1.7704-1, or (D) such transfer may involve membership interests in the Company being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Treasury Regulations Section 1.7704-1 (in addition, such transfer shall not be “recognized” (as that term is defined in Treasury Regulations Section 1.7704-1(d)(2)) by the Company).
ARTICLE XI
BUY/SELL; FORCED SALE WITH FIRST OFFER REQUIREMENT

11.1	BUY/SELL.

At any time from and after the second anniversary of the date of this Agreement, and upon (i) the occurrence of a Deadlock Event, or (ii) a Member becoming a Defaulting Member (subject to the Grace Period if being exercised by the Non-Defaulting Member) each Member shall at any time thereafter have the right to either (x) purchase another Member's Respective Interests, or (y) sell its Respective Interests in the Company and, in either event, at the election of Purchaser (defined below), to require the Company to convey the Property to Purchaser (or a nominee or designee of Purchaser), in the manner set forth in this Section 11.1. In the event Northwestern Mutual elects to terminate the Management & Operating Agreement or the Services Agreement for (A) any reason other than a PECO GRP II Bad Act or a Material Property Manager Default, Northwestern Mutual shall be required to exercise the buy/sell under this Section 11.1, or (B) following a PECO GRP I Bad Act or a Material Property Manager Default, either Member may initiate the buy/sell under this Section 11.1. In connection with any exercise of the buy/sell under this Section 11.1, the Property Manager and Leasing Agent shall continue to perform their services under their respective agreements until the Buy/Sell Closing Date (defined below), at which time both the Management & Operating Agreement and the Services Agreement shall be terminated, unless the event giving rise to such termination is a PECO GRP II Bad Act, in which case the Management & Operating Agreement and the Services Agreement shall be terminated as of the date of such PECO GRP II Bad Act.

(a)A Member (hereinafter called “Offeror”) may serve upon the other Member (hereinafter called “Offeree”) a notice (hereinafter called “Offering Notice”) which shall contain the following terms:

(i)	a statement of intent to rely on this Section 11.1.

(ii)a valuation stating the aggregate dollar amount (hereinafter called “Specified Valuation Amount”) which the Offeror as a third party would be willing to pay in cash for all Company assets exclusive of Other Assets (the “Company Assets”) as of that date as if free and clear of all liabilities. The term “Other Assets” means all prepaid expenses, notes and accounts receivable (net of reserves and adjustments), marketable securities, cash and cash equivalents.

(b)	The Offeree shall then have the obligation either:

(i)to sell its full interest in the Company to the Offeror (or, at Offeror’s election, an Affiliate of the Offeror) for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold on the proposed closing date (the “Buy/Sell Closing Date”), as follows: (a) the Company Assets for the Specified Valuation Amount and (b) the Other Assets at their book value adjusted to the Buy/Sell Closing Date (determined in accordance with GAAP), and the Company had been liquidated in accordance with Section 9.3, or

(ii)to purchase the full interest in the Company of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold on the Buy/Sell Closing Date, as follows: (a) the Company Assets for the Specified Valuation Amount and (b) the Other Assets at their book value adjusted to the Buy/Sell Closing Date (determined in accordance with GAAP), and the Company had been liquidated in accordance with Section 9.3.

(c)Within ninety (90) days after receipt of the Offering Notice by the Offeree (the “Option Period”), the Offeree shall notify the Offeror whether the Offeree elects to purchase the Company interest of the Offeror or whether it elects to sell its interest in the Company. If the
Offeree does not notify the Offeror of its election prior to expiration of the Option Period, the Offeree shall for all purposes be conclusively deemed to have elected to sell its interest in the Company.

(d)Within five (5) business days after the date of the exercise of the election by the Offeree or five (5) business days after the expiration of the Option Period, whichever is earlier, the Member obligated to purchase under this Section 11.1 (the “Purchaser”) shall deposit in cash an amount equal to 10% of the Specified Valuation Amount (the “earnest money”) with an independent and neutral party reasonably satisfactory to the Member obligated to sell under this Section 11.1 (the “Seller”), the title insurance company which will issue the title policies at the closing being satisfactory in any event. The earnest money shall be applied against the purchase price at the closing referenced below, or shall be paid to the Seller as liquidated damages in the event of default by the Purchaser in its obligations under this Section 11.1. If Purchaser fails to deposit timely such earnest money as provided above (such Purchaser being then referred to as a “Defaulting Purchaser”), Seller shall have the option (i) within sixty (60) days thereafter, unless the Defaulting Purchaser has earlier cured such default by depositing the required earnest money as provided above, of substituting itself as Purchaser under this
Section 11.1 (such Seller being then referred to as a “Substituted Purchaser”) by giving notice to the Defaulting Purchaser of its intention to do so and by depositing, within five (5) days after such notice, earnest money equal to 10% of the Specified Valuation Amount with an independent and neutral party reasonably selected by the Substituted Purchaser, whereupon, for purposes of (e) and (f) below, the Substituted Purchaser shall become the Purchaser and the Defaulting Purchaser shall become the Seller or (ii) at any time after default by the Defaulting Purchaser in depositing the earnest money, of seeking from the Defaulting Purchaser by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 11.1, an amount of money equal to the amount of earnest money the Defaulting Purchaser was required to deposit pursuant to this Section 11.1.

(e)On or before the date on which the Purchaser is required to make the earnest money deposit referenced in (d) above (or, with respect to a Substituted Purchaser, within five (5) business days after making such earnest money deposit), the Purchaser shall fix the Buy/Sell Closing Date not later than ninety (90) days following the expiration of the Option Period. The closing shall take place on the Buy/Sell Closing Date at a location within the County (set forth above) as reasonably designated by the Purchaser, the office of the title insurance company referenced in (d) above being satisfactory in any event.

(f)At the closing on the Buy/Sell Closing Date, the Purchaser shall pay Seller, in cash, the amount determined in (b) above (any earnest money actually deposited being credited against such amount) and the Seller shall execute and deliver to the Purchaser assignments of interest, special warranty deeds, bills of sale, instruments of conveyance and other instruments as the Purchaser may reasonably require, to give it good and indefeasible title to all of the Seller's right, title and interest in and to the Company and of the Company's right, title and interest in and to the Company Assets and the Other Assets, and the Seller hereby irrevocably constitutes and appoints the Purchaser its attorney-in-fact to execute, acknowledge and deliver such instruments as may be necessary or appropriate to carry out and enforce the provisions of this Section 11.1. At the closing on the Buy/Sell Closing Date, Purchaser shall pay all Company liabilities, including, if required by the lender thereof, any loan in full including, without limitation, the applicable prepayment fee. Seller and Purchaser shall each, in proportion to its Respective Interest as of the date of the Offering Notice, pay all closing costs, including, without limitation, escrow costs and transfer taxes. Without limiting the remedies available to the other party, if the Purchaser shall breach its obligations described above in this clause (f) (such Purchaser being then referred to as a “Defaulting Purchaser”), Seller shall be entitled to receive and retain the Defaulting Purchaser’s earnest money and shall have the option, exercisable within sixty (60) days of default by the Defaulting Purchaser in its obligation to close its purchase under this Section 11.1, of substituting itself as Purchaser under this Section 11.1 (such Seller being then referred to as a “Substituted Purchaser”). Such option shall be exercised by giving notice to the Defaulting Purchaser of such exercise and by depositing, within five (5) days after such notice, earnest money equal to 10% of the Specified Valuation Amount with an independent and neutral party reasonably selected by the Substituted Purchaser, whereupon, for purposes of (e) and (f) above, the Substituted Purchaser shall become the Purchaser and the Defaulting Purchaser shall become the Seller.

(g)Notwithstanding the provisions of Article VI, no distribution of any kind shall be made after the date of receipt of an Offering Notice served pursuant to this Article XI without the written consent of all Members.

(h)The Purchaser (or Substituted Purchaser) shall, upon deposit of the earnest money required by this Section 11.1, and upon written notice thereof to the other Member, have the option to immediately become the Managing Member and irrevocably remain so unless the Purchaser (or Substituted Purchaser) shall default in its obligations under this Section 11.1.

(i)Unless otherwise required by any existing loan, if the Seller or any Affiliate thereof is a Guarantor, then at the closing referenced in clause (e) above, and as a condition precedent thereto, (i) the Purchaser shall pay off, or otherwise satisfy and discharge in full, the lien of any loan or any refinancing thereof encumbering the Project, or (ii) with respect to any guaranty given to a third party (and provided such guaranty shall have been consented to by the Members to the extent required pursuant to this Agreement), the Purchaser shall do one of the following, at its option, solely with respect to post closing liabilities arising in connection with the Project: (x) secure a release of such Guarantor from such post-closing liabilities from the beneficiary of such guaranty, (y) provide an indemnity of Guarantor for such post-closing liabilities in a form and from a creditworthy indemnitor reasonably satisfactory to Guarantor, or
(z) pay off, or otherwise satisfy and discharge in full, the obligations which are the subject of such guaranty. The Members acknowledge and agree that their obligations under Article XIV shall survive the Buy/Sell Closing Date.

11.2	FORCED SALE WITH FIRST OFFER REQUIREMENT.

(a)Subject to the terms and provisions of any existing loan documents and the balance of this Section 11.2, at any time from and after two (2) years after the date hereof and provided the buy-sell process described above in Section 11.1 is not then being conducted, either
Member shall have the right to cause the Managing Member to cause the Company to sell in whole but not in part, up to one (1)1 Project per calendar year to a bona fide third party, subject to the Member initiating the sales process (the “Initiating Member”) by first making a written offer to sell such Project to the other Member (the “Recipient Member”) based on a Specified Valuation Amount (determined in accordance with Section 11.1(a)(ii) above, but for purposes of this Section 11.3 shall be with respect to the applicable Project instead of the Company Assets), and a purchase price determined in accordance with Section 11.1(b) above with respect to the applicable Project instead of the Company Assets, provided by the Initiating Member. The Recipient Member shall have 30 days following receipt of the written offer stating the Specified Valuation Amount (the “Forced Sale Option Period”) to decide whether or not to purchase the Project and post a non-refundable deposit with an independent and neutral party reasonably satisfactory to the Initiating Member (the “Forced Sale Deposit”) equal to 2.5% of the Specified Valuation Amount and another 45 days following the expiration of the Forced Sale Option Period to close on the purchase (the “Forced Sale Closing Period”) if the Recipient Member selects this option. If the Recipient Member does not notify the Initiating Member of its election and timely make the Forced Sale Deposit prior to the expiration of the Forced Sale Option Period, the Recipient Member shall for all purposes be conclusively deemed to have elected to decline the option to purchase the Project.
If the Recipient Member chooses (or is deemed to have chosen) not to purchase the Project, then the Initiating Member shall have up to 180 days from the earlier of (i) the expiration of the Forced Sale Option Period or (ii) the date of Recipient Member’s notice to the Initiating Member that Recipient Member has declined the option to purchase the Project (the “Forced Sale Marketing Option Period”), to cause the Members to cause the Company to close a sale of the Project to a bona fide third party at a price not less than 95% of the Specified Valuation Amount upon terms and conditions reasonably acceptable to both Members. If such a sale does not occur within the Forced Sale Marketing Option Period, either Member would need to re-start the process described herein in order to cause a sale of the Project in accordance with this Section
11.2. If the Recipient Member posts the Forced Sale Deposit but defaults in its obligation to close on the purchase of the Project, then the Initiating Member may keep the Forced Sale Deposit as liquidated damages and will have up to 180 days from the expiration of the Forced Sale Closing Period to close on a sale of the Project to a bona fide third party at a price not less than 95% of the Specified Valuation Amount upon terms and conditions acceptable to the Initiating Member. Notwithstanding anything contained herein to the contrary, upon receipt of the Specified Valuation Amount by the Recipient Member, the Members shall be prohibited from initiating the buy-sell process described above in Section 11.1 until the expiration of the 180-day period set forth above.

(b)Upon the exercise of the election by the Recipient Member to purchase the Project, if so elected, the Recipient Member shall post the required Forced Sale Deposit with an independent and neutral party reasonably satisfactory to the Initiating Member, the title insurance company which will issue the title policies at the closing being satisfactory. The deposit shall be applied against the purchase price at the closing referenced below, or shall be

1 Note to Draft: Change made to reflect the Seed 2 LOI.
paid to the Initiating Member as liquidated damages in the event of default by the Recipient Member in its obligations under this Section 11.2. If Recipient Member fails to deposit timely such earnest money as provided above, Recipient Member shall be deemed to have elected not to purchase the Project.

(c)If the Recipient Member elected to purchase the Project pursuant to this Section 11.2, the Recipient Member shall fix a closing date (the “Forced Sale Closing Date”) not later than forty five (45) days following the expiration of the Forced Sale Option Period. The closing shall take place on a date reasonably designated by the Recipient Member, with the office of the title insurance company referenced in (b) above being a satisfactory location.

(d)If the Recipient Member elected to purchase the Project pursuant to this Section 11.2, at the closing on the Forced Sale Closing Date, the Recipient Member shall pay Initiating Member, in cash, the amount determined in (a) above ((any earnest money actually deposited being credited against such amount) and the Initiating Member shall execute and deliver to the Recipient Member assignments of interest, instruments of conveyance and other instruments as the Recipient Member may reasonably require, to give it good and indefeasible title to the Project. Recipient Member and Initiating Member shall each, in proportion to their Respective Interest as of the date of the Offering Notice, pay all closing costs, including, without limitation, escrow costs and transfer taxes. If the Initiating Member shall breach its obligations described above in this clause (d), without limiting any other remedies available to the Recipient Member at law or in equity (including the right to specific performance), Recipient Member shall have the right and power to take, within sixty (60) days thereafter, all steps and to execute such documents necessary to effect the sale contemplated hereby without the signature of Initiating Member or its Affiliates on any documents required in connection therewith. Initiating Member hereby grants to Recipient Member an irrevocable power of attorney, coupled with an interest, to take the steps referred to in the immediately preceding sentence and/or execute such documents on the Initiating Member’s behalf if such Member fails to timely do so. If the Forced Sale results in the sale of a Project Entity, upon the closing on the Forced Sale Closing Date, the Company shall cease to be a member of the Project Entity and shall have no further rights under the governing documents of such Project Entity, and the Recipient Member shall have the right to amend and restate such governing documents to reflect the foregoing.

(e)Unless otherwise required by any existing loan, if the Initiating Member or any Affiliate thereof is a Guarantor, then at the closing referenced in clause (d) above, and as a condition precedent thereto, (i) the Recipient Member shall pay off, or otherwise satisfy and discharge in full, the lien of any loan or any refinancing thereof encumbering the Project, or (ii) with respect to any Guaranty given to a third party (and provided such Guaranty shall have been Consented to by the Members to the extent required pursuant to this Agreement), the Recipient Member shall do one of the following, at its option, solely with respect to post closing liabilities arising in connection with the Project: (x) secure a release of such Guarantor from such post- closing liabilities from the beneficiary of such Guaranty, (y) provide an indemnity of Guarantor for such post-closing liabilities in a form and from a creditworthy indemnitor reasonably satisfactory to Guarantor, or (z) pay off, or otherwise satisfy and discharge in full, the obligations which are the subject of such Guaranty. The Members acknowledge and agree that their obligations under Article XIV shall survive the Forced Sale Closing Date.

ARTICLE XII
OTHER PROPERTY AND BUSINESS; CONFLICTS

12.1	OTHER PROPERTY AND BUSINESS.

It is understood and agreed that any Member, including Managing Member, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether or not in competition with the Company, including, but not limited to, the real estate business in all its phases, which shall include, without limitation, ownership, operation, management, syndication and development of real property, and neither the Company nor any other Member shall have any rights in or to such independent ventures or the income or profits derived therefrom. The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company that is not directly related to the Property, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. It is further understood and agreed that any Member may make decisions in its own interest without considering the interests of the other Members or the Company; provided, however, the Members acknowledge and agree that each Member (including the Managing Member) owes the other Members and the Company a limited duty of Due Care in its dealings with and on behalf of the Company as required under Section 4.4, and any such decision shall not violate said duty of Due Care.

12.2	CONFLICTS OF INTEREST.

Notwithstanding that it may constitute a conflict of interest, the Members may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them and in similar transactions between parties operating at arm's length, and provided that a majority of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction.

ARTICLE XIII
REIT PROTECTION PROVISIONS

13.1	GENERALLY.

The Members acknowledge and agree that PECO GRP II is an Affiliate of PECO REIT III and that PECO REIT III is a real estate investment trust for U.S. federal income tax purposes (a “REIT”) and is therefore subject to the requirements set forth in Code Sections 856 through 859. Notwithstanding anything herein to the contrary, each Member acknowledges and agrees that, for so long as PECO REIT III (which term also refers to any successor to PECO
REIT III, whether by merger or otherwise, that also is intended to qualify as a REIT) directly or indirectly owns interests in the Company, through PECO GRP II or otherwise, the Company and each Project Entity shall be operated in such a manner so that PECO REIT III can continue to so qualify as a REIT and avoid U.S. federal income and excise tax liability to the extent permitted under the Code. The Company shall, promptly upon the request of PECO GRP II , make available to PECO GRP II all data and information in the possession of the Company which is determined by PECO GRP II to be necessary or helpful to (1) determine the tax treatment of PECO REIT III, or (2) monitor PECO REIT III’s compliance with the requirements relating to the status of PECO REIT III as a REIT. In the event of any conflict or inconsistency between the terms of this Article XIII and any other provision of this Agreement, the terms of this Article XIII shall control in regards to avoiding (or minimizing) any risk that could cause PECO REIT III to lose its qualification as a REIT.

13.2	COVENANTS.

Notwithstanding anything else in this Agreement or otherwise, the Members acknowledge and agree that neither the Company nor any Project Entity shall, without the prior written consent of

PECO GRP II:

(a)directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise) or own any equity interest in any corporation, partnership, limited liability company, trust, or other entity, except in the case of interests in money market accounts or in an entity that is either (1) disregarded as separate from the Company for U.S. federal income tax purposes or (2) treated as a partnership for U.S. federal income tax purposes (subject to the condition that such disregarded entity or partnership shall have agreed to be bound by the entirety of this Article XIII);

(b)directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise), own, or originate any loan or debt instrument, or consent to any modification, alteration, or amendment of any of the same; provided that this Section 13.2(b) shall not restrict the Company’s ownership of bank time deposits (including interests in money market accounts);

(c)directly or indirectly enter into any lease with (A) a corporation for U.S. federal income tax purposes, if PECO REIT III would be considered to own (x) ten percent (10%) or more of the total value of shares of all classes of stock of such entity or (y) stock of such entity possessing ten percent (10%) or more of the total combined voting power of all classes of stock of such entity entitled to vote, or (B) an entity that is not a corporation for U.S. federal income tax purposes, if PECO REIT III would be considered to own an interest of ten percent (10%) or more in the assets or net profits of such entity, with ownership by PECO REIT III in either case determined taking into account the rules for constructive ownership described in Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code (a “Related Party Tenant”);
(d)directly or indirectly enter into any lease which provides for rent based on any person’s or entity’s net income or profits, provided that this limitation shall not apply to a lease that provides for rent based on gross revenues;

(e)directly or indirectly derive more than a de minimis amount (i.e., more than 0.8% of all amounts received or accrued during such taxable year directly or indirectly by the Company with respect to any property) of “impermissible tenant service income” (as defined under Code Section 856(d)(7)) from any property;

(f)directly or indirectly permit any sublease or license of any portion of any property if either (A) the rent or other amounts to be paid by the proposed subtenant or licensee thereunder would be based, in whole or in part, on the income or profits derived by such proposed subtenant or licensee from the property, or (B) the sublessee or licensee, as the case may be, would be a Related Party Tenant;

(g)directly or indirectly permit any assignment of a lease (or sublease or license) of any portion of any property if either (A) any amounts to be paid by the proposed assignee thereunder to the assignor would be based, in whole or in part, on the income or profits derived by such proposed subtenant or licensee from any property, or (B) the assignee would be a Related Party Tenant;

(h)enter into any lease which provides for the rental of personal property, except a lease which provides for the rental of both personal property and real property and in which the rent attributable to such personal property for the taxable year does not exceed twelve percent (12%) of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease (as determined pursuant to Code Section 856(d)(1));

(i)elect to be taxed as, or otherwise take any action or position the effect or import of would be that the Company, any Project Entity, or any of their subsidiaries is or would be treated as, other than a partnership or disregarded entity for U.S. federal income tax purposes;

(j)provide services or amenities at any property that are (i) not customarily provided to tenants of comparable properties in the same geographic area, unless such services or amenities are provided by an entity that would be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to PECO REIT III (a “TRS”), or (ii) primarily for the convenience of the tenant, unless such services or amenities are provided either by an entity that
(A) would be a TRS or (B) would qualify as an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) with respect to PECO REIT III from which PECO REIT III does not directly or indirectly derive any income;

(k)	enter into any lease of space for a term of less than thirty (30) days;

(l)own assets other than real property, furniture, fixtures, equipment and intangible property associated with such real property, interests in Project Entities satisfying the requirements of clause (a) above, cash, bank time deposits or receivables which arise in the ordinary course of its rental business, such as rent from occupancy of space, to the extent such assets would exceed ten percent (10%) of the total assets of the Company;

(m)directly or indirectly derive income in any taxable year other than rent from occupancy of real property and associated personal property, interest income from bank time deposits or gain from sale of properties that satisfy the requirements of the prohibited transaction safe harbor set forth in Section 857(b)(6)(C) of the Code with respect to PECO REIT III, to the extent such income would exceed three percent (3%) of the total gross income of the Company for such year;

(n)sell, dispose, convey or otherwise transfer real property (or interests therein) in a manner that fails to satisfy the requirements of the prohibited transaction safe harbor set forth in Section 857(b)(6)(C) of the Code with respect to PECO REIT III;

(o)take any other action, if the Company or any Project Entity is informed in writing by PECO GRP II in the exercise of PECO GRP II ’s reasonable judgment, that such action could reasonably be expected to cause PECO REIT III to lose its qualification as a REIT as a result of such specific action; or

(p)	commit to do any of the foregoing.

ARTICLE XIV GUARANTEES

14.1	ALLOCATION OF GUARANTY LIABILITY.

Subject to Section 14.3 below, liability under any guaranties or indemnities given by any Member or an Affiliate of any Member (the “Guarantor”) in favor of any lender to the Company or Project Entity approved in accordance with this Agreement on behalf of the Company (“Guaranties” and individually, a “Guaranty”) shall, as between the Members, be apportioned among the Members pro rata in proportion to their Respective Interests.

14.2	GUARANTY OVERPAYMENT.

Any actual amounts paid to a third party in respect of a Guaranty, including all costs paid to third parties in respect of a Guaranty (or reimbursed by a Member or its Affiliate to another Member and/or its Affiliate pursuant to Section 14.3 below or to the Company) shall be deemed a “Guaranty Payment” by such Member as of the date paid. Subject to Section 14.3, if a Member or a Guarantor pays a Guaranty Payment, the amount of such payment which exceeds such Member’s Respective Interest (or that of the Member with which it is Affiliated) of the amount paid (such excess amount, a “Guaranty Overpayment”) shall, upon demand, be immediately payable by, and be a recourse obligation of, the other Member (the “Underpaying Member”) and, if not paid within five (5) business days following notice of demand therefor, subsequent distributions or payments otherwise payable to the Underpaying Member shall be withheld from such Member and instead paid to the Member Affiliated with the Guarantor which made the Guaranty Overpayment until such time as the full amount of the Guaranty
Overpayment (plus interest accrued thereon at a rate which, compounded daily, yields a rate equal to twenty-five percent (25%) cumulative annual return, which interest shall be paid prior to application of payments to the Guaranty Overpayment) has been repaid, but all such distributions or payments shall be deemed to have been made to such Underpaying Member.

14.3	GUARANTY BAD ACTS.

Notwithstanding the provisions of Sections 14.1 and 14.2 to the contrary, to the extent a Guaranty Payment results from (a) an action which causes such Member to be a Defaulting Member, (b) non-monetary breaches of a Guaranty past all applicable notice and cure periods, that directly trigger a Guaranty Obligation (in each event, specifically excluding any act or actions which have been consented to or approved by the other Members), (c) non-monetary breaches of any loan documents entered into by the Company past all applicable notice and cure periods that directly trigger a Guaranty Obligation (in each event, specifically excluding any act or actions which have been consented to or approved by the other Members), or (d) the fraud, dishonesty, misappropriation of funds or other intentional misconduct or gross negligence of a Member or its Affiliate, including, but not limited to, an Affiliated Guarantor (“Guaranty Bad Acts”), (i) then such Member and, if applicable, its Affiliate(s), as the case may be, shall be responsible for the entirety of any amount paid in respect of such Guaranty claim and the other Members shall have no liability therefor, in which event any such Guaranty Payment made by such other Member or its Affiliate shall be a Guaranty Overpayment and the Member that caused such Guaranty Bad Act (or that is Affiliated with the Person that caused such Guaranty Bad Act) shall be an Underpaying Member with respect thereto. In the event the Company makes any payment in respect of a Guaranty which results from the Guaranty Bad Act of any Member (or its Affiliate), such Member shall be responsible for the entirety of any such payment made by the Company and shall pay the same upon demand by any other Member with interest accruing thereon at a rate which, compounded daily, yields a rate equal to twenty-five percent (25%) per annum (any such payments to be applied first to accrued interest), and none of the other Members nor the Company shall have any liability therefor.

ARTICLE XV MISCELLANEOUS

15.1	DISPOSITION OF DOCUMENTS AND RECORDS.

All documents and records of the Company including, without limitation, all financial records, vouchers, canceled checks and bank statements shall be delivered to and retained by Northwestern Mutual for a period of at least seven (7) years after dissolution of the Company.

15.2	REMEDIES.

Except as provided elsewhere herein, each Member hereby recognizes that a default by it with respect to its obligations under this Agreement will cause irreparable harm, injury and damage to the Company and each other Member. Therefore, each Member hereby agrees that in the event of a default by it of one or more of its obligations hereunder, the Company and each other Member may, if it or they so elect, seek to enforce specific performance of such obligation or obligations by the Defaulting Member, and the Defaulting Member agrees that it will not oppose any attempt to obtain specific performance on the ground that there exists adequate legal remedy (in damages or otherwise) for such default. The remedies referred to in this Section 15.2 shall be nonexclusive, cumulative of and additional to all other remedies of the parties hereto, whether arising under contract, at law or in equity, including, without limitation, the remedy of indemnification provided in Section 4.5. Notwithstanding anything to the contrary in this Agreement, the Members irrevocably and unconditionally waive, to the fullest extent permitted by law, any and all rights to consequential, punitive, special or indirect damages arising out of any claim or cause of action relating to this Agreement or the other transactions contemplated by this Agreement.

(a)Upon the occurrence of a PECO GRP II Bad Act, Northwestern Mutual shall have the following rights and remedies which may be exercised within sixty (60) days after the date Northwestern Mutual obtains knowledge of such PECO GRP II Bad Act:

(i)Upon written notice to PECO GRP II , Northwestern Mutual may remove PECO GRP II as the Managing Member of the Company. In the event Northwestern Mutual removes PECO GRP II as the Managing Member hereunder, Northwestern Mutual shall have the right, at its sole election, to appoint a new Managing Member, which may be Northwestern Mutual or an Affiliate of Northwestern Mutual and which replacement Managing Member may be admitted as a new Member of the Company upon such terms and conditions as Northwestern Mutual may determine in its reasonable discretion;

(ii)Northwestern Mutual shall have the right to initiate the buy/sell provisions of Section 11.1 hereof, subject to the terms set forth in Section 11.1; and/or

(iii)Northwestern Mutual may cause the Company to immediately terminate any and all Affiliate Contracts with Affiliates of PECO GRP II without penalty or additional cost, and cease the payment of any and all fees payable thereunder; provided, however, that all fees and other amounts earned thereunder prior to such termination shall be prorated through the effective date of termination and shall be paid to such Contract Affiliates in accordance with the respective Affiliate Contracts. Each Affiliate Contract will reflect such termination right.

(b)Upon the occurrence of an NML Bad Act, PECO GRP II shall have the following rights and remedies which may be exercised within sixty (60) days after the date PECO GRP II obtains knowledge of such NML Bad Act:

(i)PECO GRP II shall have the right to initiate the buy/sell provisions of Section 11.1 hereof, subject to the terms set forth in Section 11.1; and/or

(ii)PECO GRP II may cause the Company to immediately terminate any and all Affiliate Contracts with Affiliates of Northwestern Mutual without penalty or additional cost, and cease the payment of any and all fees payable thereunder; provided, however, that all fees and other amounts earned thereunder prior to such termination shall be prorated through the effective date of termination and shall be paid to such Contract Affiliates in accordance with the respective Affiliate Contracts with an Affiliate of Northwestern Mutual. Each Affiliate Contract will reflect such termination right.

Notwithstanding any other provisions of this Agreement to the contrary, and in addition to any rights or remedies available pursuant to the terms of this Agreement, in the event any NML Bad Act or PECO GRP II Bad Act occurs, PECO GRP II or Northwestern Mutual, as applicable, shall have all rights and remedies at law and in equity with respect thereto, none of which are waived. The obligations of the Members under this Agreement shall be recourse to the Members and shall not be limited to such Member’s interest in the Company.

15.3	NOTICES.

All notices, requests, demands, and other communications required or permitted to be given under this instrument shall be in writing and shall be conclusively deemed to have been duly given or delivered, as the case may be, (i) when hand delivered to the addressee; (ii) three
(1)business days after having been sent by certified mail, postage prepaid return receipt requested; or (iii) one (1) business day after having been deposited, properly addressed and prepaid for guaranteed next-business-day delivery, with a nationally-recognized overnight courier service (e.g., UPS, FedEx, or U.S. Express Mail). All such notices, requests, or demands shall be addressed as set forth in Article I or to such other address as a Member may from time to time designate by notice given to the other Members; provided, however that no Member may require notice be given or delivered to more than two (2) addresses.

Any time period following notice shall commence on the date of such delivery.
Rejection or other refusal to accept or inability to deliver because of change of address as to which no notice has been given shall constitute receipt of any such notice, demand or request. All payments to be made pursuant hereto to any Member shall be made at the addresses for notices to such Member in accordance with this Section 13.3.

15.4	INSURANCE.

The Company shall maintain insurance against all risks and hazards reasonably related to the Company in amounts and with companies satisfactory to the Members but in any event consistent with Northwestern Mutual's insurance requirements. Notwithstanding the foregoing, PECO GRP II agrees that Northwestern Mutual may obtain such insurance under a blanket insurance program if such blanket coverage is reasonably competitive with insurance coverage otherwise obtainable by the Company. All such policies of insurance shall name the Company as the insured.

15.5	SUCCESSORS AND ASSIGNS.

Subject to restrictions in this Agreement on transferability and assignment, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.
15.6NO AGENCY RELATIONSHIP BETWEEN MEMBERS. No Member shall be constituted the agent of the other Members.

15.7	AMENDMENT.

This Agreement represents the entire agreement between the Members hereto and supersedes any prior agreements between the Members pertaining to the subject matter hereof. Except as set forth herein, no representations, understandings, or agreements have been made or relied upon by any Member in entering into this Agreement. This Agreement may only be amended in a writing executed by all Members.

15.8	APPLICABLE LAW.

This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

15.9	COMMISSIONS.

Each Member hereby represents and warrants to each other that there are no claims for brokerage or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on arrangements or agreements made by it or on its behalf, and each Member hereby agrees to indemnify and hold harmless each other Member from and against all liabilities, costs, damages and expenses from any such claims.

15.10	WAIVER.

A Member shall not be deemed to have consented to, or to have waived, any breach or default by another Member unless such consent or waiver is made in writing. Failure on the part of a Member to complain of any act or failure to act of another Member or to declare another Member in default, irrespective of how long such failure continued, shall not constitute a waiver on the part of such

Member of its rights hereunder. No consent or waiver, expressed or implied, by a Member to, or of, any breach or default by another Member in the performance of obligations hereunder shall be deemed or construed to be a consent or waiver to, or of, any other obligation of such Member hereunder.

15.11	DESIGNATION OF ATTORNEYS.

The Members shall agree upon attorneys for the Company and the fees and disbursements of attorneys so selected shall be paid by the Company. Each Member will pay for its own legal fees and disbursements in connection with the formation of the Company.

15.12	CONTRACTS.

Every contract and agreement obligating the Company, or to which the Company may become a party, or by which it may be bound, shall be in writing. The execution of such contracts shall be by the Managing Member if empowered to agree upon such contracts, or by both Members if the Managing Member is not empowered to agree upon such contracts except to the extent that execution is delegated to the Managing Member in a written instrument executed by all Members.

15.13	CAPTIONS.

Captions and section headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing this Agreement.

15.14	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

15.15	USE OF NAME.

(a)The Members agree that the names “Phillips Edison”, “PECO” and all derivations thereof are the sole property of PECO GRP II or its Affiliates and that if for any reason PECO GRP II shall cease to be a Member of the Company, the Company, Northwestern Mutual or any succeeding member (as appropriate) shall file, with the Delaware Secretary of State, a Certificate of Amendment amending the name of the Company in a manner that it shall no longer contain reference to “Phillips Edison”, “PECO” or any confusingly similar derivation thereof without the consent of PECO GRP II and shall take any and all other actions necessary to effectuate such name change. Except as otherwise agreed to by PECO GRP II , after such time as PECO GRP II shall cease to be a Member of the Company for any reason, the Company shall not, and Northwestern Mutual and any succeeding member shall cause the Company not to, engage in any business or other activity under, or hold itself out under any name or trademark containing the words “Phillips Edison” or any trademark or tradename of PECO GRP II or any of its Affiliates, or any variation or combination of any of the foregoing, or any trademark or tradename confusingly similar to any of the foregoing, or any Internet domain name that consists of or incorporates any of the foregoing (collectively, the “PECO Marks”). Immediately following the date upon which PECO GRP II shall cease to be a Member of the Company for any reason, the Company (i) shall destroy, or cause to be destroyed, all signage, labels, marketing materials, letterhead, stationary, business cards, and other supplies and materials in the possession of the Company, its subsidiaries or any Member that contain any of the PECO Marks, (ii) cease to use all email addresses and Internet domain names that contain any of the PECO Marks, and (iii) remove and delete all web pages and similar materials owned or controlled by any Project Entity that contain any of the PECO Marks. If for any reason PECO GRP II shall cease to be a Member of the Company, Northwestern Mutual and any succeeding member (as appropriate) shall have thirty (30) days to comply with the provisions of this Section 15.15(a). The parties hereto specifically recognize that PECO GRP II or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate), joint ventures and financial and service organizations containing the words “Phillips Edison” or “PECO” or any derivations thereof as a part of their name, all without the need for any consent (and without the right to object thereto) by the
Company, any Member or any succeeding member. Neither PECO GRP II nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the use of the names “Phillips Edison” or “PECO” or any derivations thereof (including, without limitation, as to whether the use of the name “Phillips Edison” or “PECO” or any derivations thereof will be free from infringement of the intellectual property rights of third parties).

(b)The Members agree that the name “Northwestern Mutual” and all derivations thereof are the sole property of Northwestern Mutual or its Affiliates and that if for any reason Northwestern Mutual shall cease to be a Member of the Company, the Company, PECO GRP II or any succeeding member (as appropriate) shall file, with the Delaware Secretary of State, a Certificate of Amendment amending the name of the Company in a manner that it shall no longer contain reference to “Northwestern Mutual” or any confusingly similar derivation thereof without the consent of Northwestern Mutual and shall take any and all other actions necessary to effectuate such name change. Except as otherwise agreed to by Northwestern Mutual, after such time as Northwestern Mutual shall cease to be a Member of the Company for any reason, the Company shall not, and PECO GRP II and any succeeding member shall cause the Company not to, engage in any business or other activity under, or hold itself out under any other name or trademark containing the words “Northwestern Mutual” or any trademark or tradename of Northwestern Mutual or any of its Affiliates, or any variation or combination of any of the foregoing, or any trademark or tradename confusingly similar to any of the foregoing, or any Internet domain name that consists of or incorporates any of the foregoing (collectively, the “NM Marks”). Immediately following the date upon which Northwestern Mutual shall cease to be a Member of the Company for any reason, the Company (i) shall destroy, or cause to be destroyed, all signage, labels, marketing materials, letterhead, stationary, business cards, and other supplies and materials in the possession of the Company, its subsidiaries or any Member that contain any of the NM Marks, (ii) cease to use all email addresses and Internet domain names that contain any of the NM Marks, and (iii) remove and delete all web pages and similar materials owned or controlled by any Project Entity that contain any of the NM Marks. If for any reason Northwestern Mutual shall cease to be a Member of the Company, PECO GRP II and any succeeding member (as appropriate) shall have thirty (30) days to comply with the provisions of this Section 15.15(b). The parties hereto specifically recognize that Northwestern Mutual or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate), joint ventures and financial and service organizations containing the words “Northwestern Mutual” or any derivations thereof as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company, any Member or any succeeding member. Neither Northwestern Mutual nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the use of the names “Northwestern Mutual” or any derivations thereof (including, without limitation, as to whether the use of the name “Northwestern

Mutual” or any derivations thereof will be free from infringement of the intellectual property rights of third parties).

15.16. CONTROL OVER PROJECT ENTITY ORGANIZATIONAL DOCUMENTS.

Notwithstanding anything stated in this Agreement or any organizational document of any Project Entity to the contrary, the Members expressly agree that: (i) to the extent there is any conflict or inconsistency or perceived conflict or inconsistency between any terms set forth in this Agreement and any organizational documents, the terms set forth in this Agreement shall control; (ii) any reference in any organizational document of any Project Entity to a "Member" shall mean the Company; and (iii) no action or undertaking may be taken on behalf of any Project Entity unless permitted or approved to be taken by the Company in accordance with the terms set forth herein. In the event of any conflict or inconsistency between the terms of this Section 15.16 and any other provision of this Agreement, the terms of this Section 15.16 shall control.

{Remainder of the page intentionally blank, signatures to follow}

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto in the manner appropriate to each as of the date of this Agreement set forth above.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

By: Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate

By: /s/ Donna L. Lemanczyk
Name: Donna L. Lemanczyk
Its: Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto in the manner appropriate to each as of the date of this Agreement set forth above.

PECO GRP II MANAGER LLC,
a Delaware limited liability company

By: _/s/ Devin I. Murphy____________________
Name: Devin I. Murphy
Its: President and Treasurer

EXHIBIT A - Legal Description of Properties
LAND

The following Exhibit A-1 through Exhibit A-4 set forth the tracts of land owned by each of Albertville Station LLC, St. Cloud Station LLC, Rolling Meadows Station LLC, and Rolling Meadows Station II LLC, respectively.

EXHIBIT A-1 ALBERTVILLE STATION LLC
The following is a description of the tracts of land owned by Albertville Station LLC: PARCEL A1 (ABSTRACT PROPERTY):
LOTS 1, 2, AND 3, BLOCK 1, ALBERTVILLE CROSSING. PARCEL A2:
NON-EXCLUSIVE EASEMENT FOR ACCESS PURPOSES OVER LOT 1, BLOCK 2, ALBERTVILLE CROSSING SECOND ADDITION, AS CONTAINED IN THE EASEMENT AGREEMENT, DATED FEBRUARY 20, 2006, RECORDED MARCH 15,
2006, IN THE OFFICE OF THE COUNTY RECORDER AS DOC. NO. 1001665. PARCEL B1 (ABSTRACT PROPERTY):
LOT 1, BLOCK 1, ALBERTVILLE CROSSING SECOND ADDITION; AND ALSO THE SOUTH 148.00 FEET OF LOT 2, BLOCK 1, ALBERTVILLE CROSSING SECOND ADDITION.

PARCEL B2:
NON-EXCLUSIVE EASEMENTS OVER PART OF LOT 2, BLOCK 1, ALBERTVILLE CROSSING SECOND ADDITION, AS CONTAINED IN THE DECLARATION OF OPERATING COVENANTS AND EASEMENTS, DATED JULY 13, 2017, RECORDED JULY 17, 2017, IN THE OFFICE OF THE COUNTY RECORDER AS DOC. NO. 1348272.

PARCEL C:

NON-EXCLUSIVE EASEMENT FOR DRAINAGE AND PONDING PURPOSES OVER OUTLOT B, ALBERTVILLE CROSSING, AS CONTAINED IN THE AGREEMENT CONCERNING EASEMENTS AND RESTRICTIONS, DATED APRIL 30, 2002, RECORDED MAY 3, 2002, IN THE OFFICE OF THE COUNTY RECORDER AS DOC. NO. 789449, AS AMENDED BY THE FIRST AMENDMENT TO AGREEMENT CONCERNING EASEMENTS AND RESTRICTIONS, DATED SEPTEMBER 16, 2002, RECORDED SEPTEMBER 24, 2002, AS DOC. NO. 808468, AND AS AMENDED BY THE SECOND AMENDMENT TO AGREEMENT CONCERNING EASEMENTS AND RESTRICTIONS, DATED FEBRUARY 20, 2006, RECORDED MARCH 15, 2006, AS DOC. NO. 1001666.

EXHIBIT A-2
ST. CLOUD STATION LLC

The following is a description of the tracts of land owned by St. Cloud Station LLC: PARCEL 1:
LOT 2, OF DYLAN PLAZA, ACCORDING TO THE PLAT THEREOF RECORDED IN PLAT BOOK 14, PAGE 107, PUBLIC RECORDS OF OSCEOLA COUNTY, FLORIDA.

ALSO BEING DESCRIBED AS FOLLOWS:

A PARCEL OF LAND LYING IN SECTION 4, TOWNSHIP 26 SOUTH, RANGE 30 EAST, OSCEOLA COUNTY, FLORIDA, BEING A PORTION OF LOTS 264, 263, 281, 282, 295,
296, 313, 314, 327, 328, 345, 346, 359, 360, 377 AND A PORTION OF A 30 FOOT WIDE PLATTED RIGHT OF WAY, SEMINOLE LAND AND INVESTMENT COMPANY'S LAKE FRONT ADDITION TO TOWN OF ST. CLOUD, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK B, PAGES 61 AND 62, OF THE PUBLIC RECORDS OF OSCEOLA COUNTY, FLORIDA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHWEST CORNER OF THE SOUTHEAST 1/4 OF SAID SECTION 4; THENCE RUN SOUTH 00°03'06" WEST, ALONG THE WEST LINE OF THE SOUTHEAST 1/4 OF SAID SECTION 4, A DISTANCE OF 317.33 FEET TO THE POINT OF BEGINNING; THENCE RUN SOUTH 89°56'54" EAST, A DISTANCE OF 79.14 FEET; THENCE RUN NORTH 37°21'13" EAST, A DISTANCE OF 356.59 FEET; THENCE RUN NORTH 52°38'47" WEST, A DISTANCE OF 15.00 FEET; THENCE RUN NORTH 37°21'13" EAST, A DISTANCE OF 15.00 FEET TO A POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF U.S. HIGHWAY NO. 192/441; THENCE RUN SOUTH 52°38'47" EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, A DISTANCE OF 56.00 FEET; THENCE RUN SOUTH 37°21'13" WEST, A DISTANCE OF 257.92 FEET; THENCE RUN SOUTH 52°34'28" EAST, A DISTANCE OF 302.10 FEET; THENCE RUN NORTH 37°20'44" EAST, A DISTANCE OF 258.30 FEET TO A POINT ON AFORESAID SOUTHERLY RIGHT OF WAY LINE OF U.S. HIGHWAY NO. 192/441; THENCE RUN SOUTH 52°38'47" EAST, ALONG SAID SOUTHERLY RIGHT OF WAY LINE, A DISTANCE OF 180.76 FEET TO THE NORTHWESTERLY CORNER OF LIL' CHAMP FOOD STORE PROPERTY; THENCE RUN SOUTH 37°26'06" WEST, ALONG THE WESTERLY BOUNDARY OF SAID LIL' CHAMP FOOD STORE PROPERTY, A DISTANCE OF 299.78 FEET TO THE SOUTHWEST CORNER OF SAID LIL' CHAMP PROPERTY; THENCE RUN SOUTH 52°38'47" EAST, ALONG THE SOUTHERLY LINE OF SAID LIL' CHAMP FOOD STORE PROPERTY, A DISTANCE OF 150.13 FEET TO A POINT ON THE WESTERLY RIGHT OF WAY LINE OF KISSIMMEE PARK ROAD AS RECORDED IN OFFICIAL RECORDS BOOK 822, PAGE 192, OF THE PUBLIC RECORDS OF OSCEOLA COUNTY, FLORIDA; THENCE RUN SOUTH 37°24'48" WEST, ALONG SAID WESTERLY RIGHT OF WAY LINE, A DISTANCE OF 670.12 FEET TO A POINT ON THE NORTHERLY LINE OF A 80 FOOT WIDE DEPARTMENT OF TRANSPORTATION DRAINAGE EASEMENT; THENCE RUN
NORTH 33°05'25" WEST, ALONG SAID NORTHERLY LINE, A DISTANCE OF 338.49 FEET; THENCE RUN SOUTH 68°00'12" WEST, A DISTANCE OF 71.97 FEET TO A POINT ON THE WEST LINE OF THE SOUTHEAST 1/4 OF SAID SECTION 4; THENCE RUN NORTH 00°03'06" EAST, ALONG SAID WEST LINE, A DISTANCE OF 627.27 FEET TO THE POINT OF BEGINNING.

TOGETHER WITH THE FOLLOWING EASEMENTS: PARCEL 2:

A NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF THE ABOVE DESCRIBED PARCEL FOR THE PURPOSE OF VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS AS CREATED BY AND SET FORTH IN THAT CERTAIN INGRESS AND EGRESS EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 851, PAGE 977, ACROSS, OVER AND THROUGH THE LANDS DESCRIBED IN EXHIBIT "A" ATTACHED THERETO AND MADE A PART THEREOF.

PARCEL 3:

A NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF THE ABOVE DESCRIBED PARCEL FOR THE PURPOSE OF VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS AS CREATED BY AND SET FORTH IN THAT CERTAIN JOINT INGRESS AND EGRESS EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 851, PAGE 981, ACROSS, OVER AND THROUGH THE LANDS DESCRIBED IN EXHIBIT "A" ATTACHED THERETO AND MADE A PART THEREOF.

PARCEL 4:

A PERPETUAL NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF THE ABOVE DESCRIBED PARCEL AS CREATED BY AND SET FORTH IN THAT CERTAIN DRAINAGE EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 2135, PAGE 2682, FOR THE PURPOSES SET FORTH THEREIN OVER THE LANDS DESCRIBED IN EXHIBIT "A" ATTACHED THERETO AND MADE A PART THEREOF.

PARCEL 5:

A PERPETUAL NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF THE ABOVE DESCRIBED PARCEL AS CREATED BY AND SET FORTH IN THAT CERTAIN RECIPROCAL AGREEMENT OF RESTRICTIONS, COVENANTS, CONDITIONS AND GRANTS OF EASEMENTS RECORDED IN OFFICIAL RECORDS BOOK 2149, PAGE 2693 AND RE-RECORDED IN OFFICIAL RECORDS BOOK 2166, PAGE 1533 AND AMENDED IN OFFICIAL RECORDS BOOK 2229, PAGE 756, AS MORE PARTICULARLY DESCRIBED THEREIN.

PARCEL 6:

A PERPETUAL NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF THE ABOVE DESCRIBED PARCEL FOR THE PURPOSE DRAINAGE AS CREATED BY AND SET
FORTH IN EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 2149, PAGE 2720, AS MORE PARTICULARLY DESCRIBED THEREIN.

PARCEL 7:

A PERPETUAL NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF THE ABOVE DESCRIBED PARCEL AS CREATED BY AND SET FORTH IN THAT CERTAIN CROSS- PARKING EASEMENT AND UTILITIES AGREEMENT RECORDED OCTOBER 2, 1979 IN OFFICIAL RECORDS BOOK 452, PAGE 281; MODIFIED IN MODIFICATION RECORDED MARCH 21, 1985 IN OFFICIAL RECORDS BOOK 770, PAGE 936; ASSIGNED IN ASSIGNMENT RECORDED OCTOBER 8, 1987 IN OFFICIAL RECORDS BOOK 855, PAGE 128; AND AS AFFECTED BY SUBORDINATION

AGREEMENT RECORDED JANUARY 23, 2012 IN OFFICIAL RECORDS BOOK 4223, PAGE 864 AND SUBORDINATION OF COUNTY UTILITY INTERESTS RECORDED JULY 30, 2013 IN OFFICIAL RECORDS BOOK 4479, PAGE 1818, AS MORE PARTICULARLY DESCRIBED THEREIN.

EXHIBIT A-3
ROLLING MEADOWS STATION LLC

The following is a description of the tracts of land owned by Rolling Meadows Station
LLC:

PARCEL 1:

LOT 2 IN ROLLING MEADOWS SHOPPING CENTER SUBDIVISION OF LOT L IN ROLLING MEADOWS, UNIT NO. 4, BEING A SUBDIVISION OF PART OF THE SOUTH 1/2 OF SECTION 25 AND PART OF THE NORTH 1/2 OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

SCHEDULE A-4
ROLLING MEADOWS STATION II LLC

The following is a description of the tracts of land owned by Rolling Meadows Station II
LLC:

PARCEL 2:

LOT 4 IN ROLLING MEADOWS SHOPPING CENTER SUBDIVISION OF LOT L IN ROLLING MEADOWS, UNIT NO. 4, BEING A SUBDIVISION OF PART OF THE SOUTH 1/2 OF SECTION 25 AND PART OF THE NORTH 1/2 OF SECTION 36, TOWNSHIP 42 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

EXHIBIT B

Project Entities/Projects

Contribution Entity	Location of Real Property
Albertville Station LLC, a Delaware limited liability company	Albertville, Minnesota
St. Cloud Station LLC, a Delaware limited liability company	Saint Cloud, Florida
Rolling Meadows Station LLC, a Delaware limited liability company	Rolling Meadows, Illinois
Rolling Meadows Station II LLC, a Delaware limited liability company	Rolling Meadows, Illinois

EXHIBIT C

RESPONSIBILITIES OF THE MANAGING MEMBER
FOR
GROCERY RETAIL PARTNERS II LLC

I.	MAINTAIN ENTITY STATUS

•	File the required annual reports or other necessary forms or information to maintain the entity’s good standing in the state where it is organized and each state in which the entity holds real estate.

•	Forward a copy of each annual state filing to: Northwestern Mutual
P.O. Box 3170
Milwaukee, WI 53201-3170

II.	FEDERAL AND STATE TAX MATTERS

•	Prepare and file federal, state, and local tax returns on a timely basis, including, but not limited to, income, franchise, sales and use and real and personal property tax returns.

•
Northwestern Mutual is an institutional investor with certain responsibilities under the Sarbanes-Oxley Act of 2002. PriceWaterhouseCoopers, Northwestern Mutual’s financial statement auditor, should not be engaged for any tax services for this entity without consulting Elizabeth Idleman, Northwestern Tax Counsel, at (414) 665-4523. In addition, PriceWaterhouseCoopers should not be engaged as the financial statement auditor of the entity.

III.NORTHWESTERN MUTUAL'S STATE TAX STATUS AS A MUTUAL LIFE INSURANCE COMPANY

Northwestern Mutual is a mutual life insurance company organized under the laws of the State of Wisconsin. As a life insurance company, it is a premium taxpayer (as opposed to a franchise or income taxpayer) in most state tax jurisdictions. Please advise the entity’s tax accountant of Northwestern Mutual’s tax status. As noted above, PriceWaterhouseCoopers should not be engaged for any services, including, but not limited to ,cost-segregation studies, valuation and appraisal, and business modeling, without consulting Elizabeth Idleman at (414) 665-4523.

IV.	ENTITY TERMINATION RESPONSIBILITIES AFTER ASSET SALE OR EXCHANGE

•	Request dissolution from the state in which the entity was organized and withdraw the entity in all states where it had been authorized to do business.

•	Forward evidence of such dissolution/withdrawal to: Northwestern Mutual
P.O. Box 3170
Milwaukee, WI 53201-3170

•	Ensure that a final tax return is filed in all tax jurisdictions on the state level; also file the final federal tax return.

•	Obtain a tax clearance certificate in all jurisdictions where the entity was a taxpayer.

•	Retire outstanding taxpayer identification numbers.

EXHIBIT D

Initial Operating Budget

To be attached post-closing.